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                                                                    EXHIBIT 10.1










                                 LOAN AGREEMENT

                         Dated as of February 12, 1997

                                     among

                           TAYLOR CAPITAL GROUP, INC.

                                  as Borrower,

                                      and

                             LASALLE NATIONAL BANK

                                    as Bank

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                               TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

1.   DEFINITIONS AND TERMS ...............................................  1
          1.1  Certain Definitions .......................................  1
          1.2  Certain UCC and Accounting Terms .......................... 14

2.   LOANS: BANK'S COMMITMENTS AND BORROWING PROCEDURES .................. 14
          2.1  Revolving Credit Commitment ............................... 14
          2.2  Term Loan Commitment ...................................... 15
          2.3  Borrowing Procedures under the Commitment ................. 15
          2.4  All Loans to Constitute One Obligation .................... 15
          2.5  Use of Proceeds ........................................... 15

3.   LOANS: NOTES EVIDENCING LOANS; SECURITY ............................. 15
          3.1  Revolving Note ............................................ 15
          3.2  Term Note ................................................. 16
          3.3  Recordation ............................................... 16
          3.4  Security Interest in Stock of Cole Taylor ................. 16

4.   LOANS:  AMOUNTS; INTEREST; BALANCES ................................. 16
          4.1  Applicable Borrowing Amounts; Interest Rates; Default Rate  16
          4.2  Computation of Interest ................................... 17
          4.3  Conversion and Reborrowing of Loans ....................... 18
          4.4  Change of Law ............................................. 18
          4.5  Unavailability of Deposits or Inability to Ascertain the
               LIBOR Rate or Adjusted LIBOR Rate ......................... 19
          4.6  Yield Protection, Etc. .................................... 19
          4.7  Funding Indemnity ......................................... 21
          4.8  Discretion of Bank as to Manner of Funding ................ 21
          4.9  Interest Laws ............................................. 21

5.   LOANS: GENERAL TERMS ................................................ 22
          5.1  Payments to Bank .......................................... 22
          5.2  Application of Payment .................................... 22
          5.3  Conditions Precedent Events ............................... 22
          5.4  Offset .................................................... 23
          5.5  Credit Termination Date; Continuance of Obligations, Etc. . 23
          5.6  Loan Evidence ............................................. 23
          5.7  Over-Advances ............................................. 23
          5.8  Prepayment ................................................ 24

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6.  LOANS:  CONDITIONS TO LENDING ........................................... 25
     6.1      Initial Loan Conditions Precedent ............................. 25

7.  REPRESENTATIONS AND WARRANTIES; COVENANTS;
     INDEMNIFICATION; CONTINUING OBLIGATION ................................. 27
     7.1      Representations and Warranties of Borrower .................... 27
     7.2      Affirmative Covenants ......................................... 33
     7.3      Negative Covenants ............................................ 39

8.  DEFAULT ................................................................. 41
     8.1      Events of Default ............................................. 41
     8.2      Cumulative Remedies ........................................... 42
     8.3      Acceleration and Termination of Loans ......................... 42
     8.4      Rights of Creditor ............................................ 42
     8.5      Injunctive Relief ............................................. 42

9.  GENERAL ................................................................. 43
     9.1      Payment Application Date ...................................... 43
     9.2      Statement of Account .......................................... 43
     9.3      Manner of Application; Waiver of Setoff Prohibition ........... 43
     9.4      Survival of Representations and Warranties .................... 43
     9.5      Integration; Amendment; Assignment; Participation ............. 43
     9.6      No Waiver ..................................................... 44
     9.7      Severability .................................................. 44
     9.8      Successors and Assigns ........................................ 44
     9.9      Conflict with Other Agreements ................................ 45
     9.10     No Impairment by Termination .................................. 45
     9.11     Waivers ....................................................... 45
     9.12     Costs, Fees and Expenses Related to Agreement and Other
              Agreements .................................................... 45
     9.13     Environmental Indemnity ....................................... 46
     9.14     Release ....................................................... 46
     9.15     Governing Law ................................................. 46
     9.16     Notices ....................................................... 46
     9.17     Forum; Bank; Venue; Jury Trial Waiver ......................... 46
     9.18     Other Costs, Fees and Expenses ................................ 47
     9.19     Revival ....................................................... 47
     9.20     Acknowledgments ............................................... 47
     9.21     Section Headings .............................................. 47
     9.22     Counterparts .................................................. 47
     9.23     Effectiveness ................................................. 47
     9.24     Effectiveness ................................................. 48

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
                                 LOAN AGREEMENT

     THIS LOAN AGREEMENT (this "Agreement") is made as of the 12th day of February, 1997, by and between TAYLOR CAPITAL GROUP, INC., a Delaware corporation ("Borrower"), and LASALLE NATIONAL BANK, a national banking association ("Bank").

                              W I T N E S S E T H

     WHEREAS, Borrower desires to borrow funds and obtain other financial accommodations from Bank; and

     WHEREAS, pursuant to Borrower's request, Bank is willing to lend monies to Borrower pursuant hereto;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein, Borrower agrees to borrow from Bank, and Bank agrees to lend to Borrower, subject to and upon the following terms and conditions:

                            1. DEFINITIONS AND TERMS

     1.1 Certain Definitions. The following words, terms and/or phrases shall have the meanings set forth thereafter and such meanings shall be applicable to the singular and plural form thereof, giving effect to the numerical difference.

          "Adjusted LIBOR Rate" shall mean a rate per annum determined pursuant to the following formula:

          Adjusted LIBOR Rate =                   LIBOR
                                   -------------------------------------
                                        100% - Reserve Percentage

          "Affiliate" means any Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with Borrower or one or more Subsidiaries, (b) that directly or beneficially owns or holds 10% or more of any equity interest in Borrower or one or more Subsidiaries or (c) 10% or more of whose voting stock (or in the case of a Person which is not a corporation, 10% or more of any equity interest) is owned directly or beneficially or held by Borrower or one or more Subsidiaries. For purposes of this definition and this Agreement, the term "control" shall mean, the power to direct or cause the direction, directly or indirectly, of the management or policies of a Person, whether through ownership interest or otherwise, including without limitation the power to elect or appoint, directly or indirectly, a majority of the members of its governing board or body.


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     "Allowance for Loan and Lease Losses" means the valuation reserve established and maintained by Cole Taylor to absorb credit losses related to loans and leases in accordance with GAAP and regulatory accounting.

     "Authorized Officer" means the Chairman, President, or Chief Financial Officer of Borrower.

     "Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities for such number of years as approximates as closely as practicable the remaining number of years from the date Borrower makes a Fixed Rate Election until the Term Loan Maturity Date), as determined by Bank in its sole discretion.

     "Bank Stock" means all of the issued and outstanding Stock of Cole Taylor.

     "Banking Liabilities" means (i) any deposits with Cole Taylor or funds collected by Cole Taylor, (ii) any banker's acceptance credit of Cole Taylor,
(iii) any check, note, certificate of deposit, money order, letter of credit, travelers check, draft or bill of exchange issued, accepted or endorsed by Cole Taylor, (iv) any discount with, borrowing from, or other obligation to, any Federal Reserve Bank, (v) any agreement made by Cole Taylor to purchase or repurchase securities, loans or federal funds or any interest or participation in any thereof, (vi) any guarantee or similar obligation incurred by Cole Taylor in such circumstances as may be incidental or usual in carrying on the banking or trust business of a bank or trust company, (vii) any transaction in the nature of an extension of credit, whether in the form of a commitment or otherwise, undertaken by Cole Taylor for the account of a third party with the application of the same banking considerations and legal lending limits that would be applicable if the transaction were a loan to such party, (viii) any transaction in which Cole Taylor acts solely in a fiduciary or agency capacity,
(ix) any obligation of Cole Taylor on account of any loans from the Federal Deposit Insurance Corporation which may or may not be secured by any assets of Cole Taylor; and (x) any Lien, in favor of a public or governmental authority, upon securities guaranteed by agencies and instrumentalities of the federal government held by Borrower or any Subsidiary equal in market value to the amount by which the funds deposited by such public or governmental authority with Cole Taylor exceeding the federally insured amount of such deposits and any Lien arising in connection with any commercial repurchase agreement entered into the normal course of business by Borrower or a Subsidiary.

     "BHCA" means the Bank Holding Company Act of 1956, as amended.


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          "Base Rate" shall have the meaning assigned to such term in the definition of "Prime Rate" in this Paragraph 1.1 below.

          "Base Rate Loan" shall mean a Loan bearing interest as specified in Paragraph 4.1(a).

          "Borrower's Liabilities" means all obligations and liabilities of Borrower in the aggregate to Bank (including, without limitation, all debts, claims and indebtedness) whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under this Agreement or the Other Agreements or by operation of law or otherwise.

          "Business Day" means (i) for all purposes other than as covered by clause (ii) below, any day on which commercial banking institutions are open for the transaction of commercial banking business in Chicago, Illinois other than a Saturday or Sunday, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank eurodollar market.

          "Capital" means the Tier 1 capital of Cole Taylor as that term is defined in Appendix A to 12 C.F.R Section 208.

          "Capital Lease" as applied to any Person shall mean any lease of property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

          "Charges" means all national, federal, state, county, city, municipal and/or other governmental (or any instrumentality, division, agency, body or department thereof, including, without limitation, the PBGC) taxes, levies, assessments, charges, liens, claims or encumbrances upon and/or relating to Borrower's Liabilities, Borrower's business, Borrower's ownership and/or use of its assets, income and/or gross receipts.

          "Closing Date" means February 12, 1997.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Cole Taylor" means Cole Taylor Bank, an Illinois banking corporation and a 100% owned subsidiary of Borrower (after giving effect to the Transactions).

     "Collateral Interest" means a Lien held by Borrower or Cole Taylor in another Person which is granted to the holder pursuant to a financing arrangement, and shall also include any Lien held during and after foreclosure of that Lien by the holder thereof, unless and until the subject holder first commences to treat, in any manner (howsoever evidenced by a single act or a course of dealing or otherwise), the subject Lien, or the subject other Person, as an on-going equity investment or an affiliated business operation, rather than a Lien.

     "Commitment" means as to Bank, the aggregate obligation of the Bank to Borrower under the Revolving Credit Commitment and the Term Loan Commitment.

     "Conversion Date" means the Business Day on which a Base Rate Loan is converted to a LIBOR Loan.

     "CT Mortgage Company" means CT Mortgage Company, Inc., a Delaware corporation and a 100% owned subsidiary of Borrower (after giving effect to the Transactions).

     "Debt" means, without duplication, all of a Person's liabilities, obligations and indebtedness to any Person of any and every kind and nature, whether primary, secondary, direct, indirect, absolute, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, by operation of law or otherwise. Without in any way limiting the generality of the foregoing, Debt specifically includes (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, and (v) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.


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     "Default" shall have the meaning assigned to such term in Paragraph
6.1(b)(iii) hereof.

     "Default Rate" shall have the meaning assigned to such term in Paragraph 4.1(c) hereof.

     "Early Termination Date" means the date, pursuant to PARAGRAPH 8.3, upon which, whether by notice or by right hereunder, Bank's Commitment is terminated.

     "Environmental Claim" means any notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any governmental authority for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, release of any Hazardous Material to the environment, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon (i) the occurrence of a Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Hazardous Material, in, into or onto the environment at, in, by, from, onto or related to any Facility, (ii) the generation, use, handling, transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of any Facility, or (iii) the violation, or alleged violation, of any Environmental Laws or any Governmental Authorizations relating to environmental matters in connection with the Facilities.


     "Environmental Laws" means all statues, ordinances, orders, rules, regulations, plans, policies, or decrees and the like relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, handling, transportation, storage, treatment or disposal of Hazardous Materials or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare related to Hazardous Materials, in any manner applicable to Borrower or an Affiliate or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C.
Section 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C.
Section 651 et seq.) and the Emergency Planning and Community

Right-To-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented, and any analogous present or future local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and, unless the context otherwise requires, the regulations promulgated thereunder and any successor statute.

     "ERISA Affiliate" means each trade or business (whether or not incorporated) which together with Borrower or an Affiliate would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA or, where applicable, would be treated as a "single employer" under Section 412(c)(11) of the Code.

     "ERISA Termination Event" means (i) a "Reportable Event" described in
Section 4043 of ERISA (other than a "Reportable Event" not subject to the provision for 30-day notice to the PBGC under such regulations), (ii) the withdrawal of Borrower or any Affiliate from a Plan during a plan year in which it was a "substantial employer," as defined in Section 4001(a) of ERISA, including a cessation of operations that is treated as a withdrawal by a "substantial employer" under Section 4062(e) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC, (v) any other event or condition which in the reasonable judgment of Borrower is likely to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to or any ERISA administer, any Plan, or (vi) the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan.

     "Event of Default" shall have the meaning assigned to such term in Paragraph 8.1 hereof.

     "Excess Interest" shall have the meaning assigned to such term in Paragraph 4.9 hereof.

     "Facilities" means any and all real property (including, without limitation, all buildings, or other improvements located thereon) now, hereafter or heretofore, owned, leased, operated or used by Borrower, its Subsidiaries or any of its respective successors and assigns.

     "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the

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
weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Bank on such day on such transactions as determined by Bank.

          "Federal Reserve" means the Board of Governors of the Federal Reserve System or its designee, the Federal Reserve Bank of Chicago.

          "Financials" means those financial statements of Borrower heretofore or concurrently herewith delivered by or on behalf of Borrower to Bank.

          "Fixed Rate" means the Average Yield plus one hundred sixty (160) basis points.

          "Fixed Rate Election" shall have the meaning assigned to such term in Paragraph 4.1(c) hereof.

          "Fixed Rate Loan" means a Term Loan bearing interest at the Fixed
Rate.

          "GAAP" shall mean generally accepted accounting principles as in effect from time to time.

          "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court having jurisdiction over Borrower or any Facility.

          "Hazardous Materials" means (i) any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "infectious waste," "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto, (ii) any oil, petroleum or petroleum derived substance, (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iv) any flammable substances or explosives, (v) any radioactive materials, (vi) asbestos in any form (which is or could become friable), (vii) urea formaldehyde foam insulation, (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million, (ix) pesticides or (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Facilities.

     "Interest Period" means with respect to the LIBOR Loans, the period used for the computation of interest commencing on the date the relevant LIBOR Loan is effected by conversion or continued and concluding on the date one (1), two
(2) or three (3) months thereafter, at Borrower's option, with any subsequent Interest Period commencing on the last day of the immediately preceding Interest Period and concluding one (1), two (2) or three (3) months thereafter, at Borrower's option; provided, however, that no Interest Period for any LIBOR Loan made under the Commitment may extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as the case may be. Each Interest Period for a LIBOR Loan which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (unless such next succeeding Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the next preceding Business Day).

     "Liabilities" means, as of any date, the aggregate amount of all liabilities of Borrower, in accordance with GAAP.

     "LIBOR" means for each Interest Period the rate of interest per annum as determined by Bank (rounded upward, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1/16th of 1%) or such other integral multiple thereof at which interest rates for LIBOR-based loans are commonly quoted to major banks in the interbank eurodollar market) at which deposits of United States Dollars in immediately available and freely transferable funds would be offered at 11:00 a.m., Chicago time, two (2) Business Days prior to the commencement of such Interest Period by the principal offshore funding office of Bank to major banks in the interbank eurodollar market upon request by such major banks for a period equal to such Interest Period and in an amount equal to the principal amount of the LIBOR Loan to be outstanding from Bank during such Interest Period. Each determination of LIBOR made by Bank in accordance with this paragraph shall be conclusive and binding on Borrower except in the case of manifest error.

     "LIBOR Loan" means a Loan bearing interest as specified in Paragraph
4.1(b).


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
      "LIBOR Margin" means one and 25/100 percent (1.25%).

      "Lien" means, with respect to any asset of Borrower, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code in effect in any jurisdiction).

      "Loan" or "Loans" means and includes all Prime Rate Loans and LIBOR Loans made under the Commitment, unless the context in which such term is used shall otherwise require.

      "Loan Loss Reserve" means that amount reserved for possible loan losses as reflected in the financial statements of Cole Taylor.

      "Material Adverse Effect" means: (i) a material adverse effect upon the financial condition of (x) either Borrower or Cole Taylor, (y) Borrower and the Subsidiaries, taken as a whole, or (z) any Subsidiary comprising 20% or more of the assets or earning power of Borrower, and other Subsidiaries, taken as a whole, in any such case measured against the most recently delivered Financials (or, if more favorable to Borrower, measured against the Financials as of the fiscal year-end of Borrower immediately preceding the date hereof); or (ii) a change in the business, operations or assets of Borrower, or any Subsidiary which could reasonably be expected to cause Borrower to be unable to repay Borrower's Liabilities or satisfy the covenants set forth in Paragraphs 7.2 and 7.3.

      "Maximum Rate" shall have the meaning assigned to such term in Paragraph
4.9 hereof.

      "Multiemployer Plan" means a plan defined as such in Section 4001(a)(3) of ERISA to which contributions have been made by Borrower or an ERISA Affiliate.

      "Net Worth" means, as of any date of determination thereof, the amount of all assets of Cole Taylor as may be properly classified as such less the amount of all unsubordinated Liabilities of Cole Taylor, all as determined in accordance with GAAP.

      "Non-Performing Assets" means those assets of Cole Taylor classified as non-performing in accordance with standard industry practices on the most recent consolidated financial statements of Borrower.

     "Non-Performing Loans" means those loans of Cole Taylor classified as non-performing in accordance with standard industry practices on the most recent consolidated financial statements of Borrower.

     "Notes" means the Revolving Note and the Term Note.

     "OBRE" means Illinois Office of Banks and Real Estate.

     "Other Agreements" means all agreements, instruments and documents, including, without limitation, guaranties, mortgages, deeds of trust, guaranties, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other written matter heretofore, now and/or from time to time hereafter executed by and/or on behalf of Borrower and delivered to the Bank in connection with this Agreement including, without limitation, the Notes, the Safekeeping Agreement and the Pledge Agreement.

     "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Permitted Debt" means (i) Debt incurred pursuant to this Agreement; (ii) the Capitalized Lease Obligations of Borrower, provided that the aggregate Capitalized Lease Obligations under all Capital Leases shall not exceed $500,000; (iii) Subordinated Debt of Borrower; (iv) legal fees with respect to the transactions contemplated by this Agreement; (v) Debt incurred in the ordinary course of business not exceeding $100,000 in aggregate; (vi) Debt arising or accruing in the ordinary course of business, which Debt does not give rise to a Lien or other security interest, other than a Permitted Lien;
(vii) guarantees of the obligations of CT Mortgage Company and its Subsidiaries under sales of loan pools; and (viii) trade payables accrued in the ordinary course of business.

     "Permitted Liens" means (i) Liens securing the payment by Borrower or a Subsidiary of taxes, assessments or governmental charges, provided that Borrower is contesting in good faith, by an appropriate proceeding, the validity, amount or imposition of the above while maintaining reserves deemed adequate by Bank to cover the above and (a) such contest does not have or cause a Material Adverse Effect, (b) Borrower has made an adequate provision for the payment of all taxes, assessments, penalties, interest and other governmental charges which are accruing but are not yet due and payable, and (c) Borrower has no knowledge and is not aware of any deficiency or additional assessment which may have or has arisen in connection with the foregoing, in all cases where such failure could not reasonably be expected to have a Material Adverse Effect; (ii) Liens securing charges, levies, claims or demands against Borrower or a Subsidiary of materialmen, mechanics, carriers, warehousemen, landlords and other like persons, provided that the obligations secured by such Liens are otherwise permitted hereunder; (iii) Liens incurred or deposits made in the ordinary course of business (a) in connection with workmen's compensation, unemployment insurance, social security and other like laws against Borrower or a Subsidiary, and (b) to secure the performance of letters of credit, bids, tenders, contracts, leases, surety, appeal and performance bonds and other similar obligations against Borrower or a Subsidiary not incurred in connection with the borrowing of money; (iv) Liens to secure, or which are granted in connection with, Banking Liabilities of Borrower or a Subsidiary; (v) attachment, judgment and other similar Liens arising in connection with court proceedings involving Borrower or a Subsidiary, provided that such Liens do not involve any judgement or order requiring payment of monies in excess of $10,000 in aggregate which are not covered by insurance; (vi) Liens on the property of a Bank or a Subsidiary securing obligations owing to Borrower, a Bank or a Subsidiary; (vii) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property of Borrower or a Subsidiary, provided that such Liens do not interfere with the use or value of the real property in manner which would have a Material Adverse Effect; (viii) Liens, mortgages, pledges, conditional sales contracts, security interests, capitalized leases and arrangements for the retention of title existing as to Borrower or a Subsidiary outstanding on the date of this Agreement; (ix) Liens issued or incurred pursuant to Collateral Interests; (x) Liens of a Subsidiary arising under the Interest Rate and Currency Exchange Agreement dated as of April 16, 1992 and related documents, granted by Cole Taylor Bank in favor of Bear Stearns Capital Markets, Inc. and liens of a Subsidiary granted to others in connection with interest rate swaps and other hedging devices comparable in function to the foregoing arrangement with Bear Stearns Capital Markets, Inc.;
(xi) Liens or mortgages incurred by a Bank or Subsidiary after the date hereof, given to secure the payment of the purchase price incurred in connection with the acquisition of assets intended to be used in carrying on the business of a Subsidiary; provided that (a) such Liens or mortgages attach solely to the property acquired or purchased, (b) at the time of the acquisition of such assets, the aggregate amount remaining unpaid on all Debt secured by the applicable Lien shall not exceed an amount equal to seventy percent (70%) of the lesser of the total purchase price or the fair market value at the time of acquisition of such assets (as determined in good faith by the Board of Directors of such Subsidiary), and (c) the Debt secured by such Liens shall not result in or cause a Default of the financial covenants contained in Paragraph 7.2(i) hereof; (xii) (A) Liens or encumbrances granted in connection with leases of real property and (B) Liens granted in connection with leases on personal property (long-term, capital or otherwise) so long as such leases qualify as Permitted Debt; and (xiii) Liens issued or incurred in connection with the replacement, extension and renewal of any obligations secured by a Lien permitted under this definition provided that the Debt secured by such Liens shall not result in or cause a Default of the financial covenants contained in Paragraph 7.2(i) hereof.

     "Person" means and includes an individual, a partnership, a joint venture, a corporation (whether or not for profit), a trust, an unincorporated organization, a government or any department or agency thereof or any other entity or organization.

     "Plan" means, at any time, any single-employer plan, as defined in Section 4001(a) and subject to Title IV of ERISA, which is maintained, or at any time during the five calendar years preceding the time in question was maintained, for employees of Borrower or an Affiliate.

     "Pledge Agreement" means that certain pledge agreement made by Borrower in favor of the Bank which may be executed and delivered from time to time by Borrower in connection with the Safekeeping Agreement.

     "Prime Rate" or "Base Rate" means the rate of interest (expressed as a percentage per annum) most recently announced or published publicly from time to time by Bank as its prime or base rate of interest, which is not necessarily the lowest or most favorable rate of interest charged by Bank on commercial loans at any one time. The rate of interest shall change automatically and immediately as and when the prime or base rate shall change, without notice to Borrower, and any notice to which it may be entitled is hereby waived, and any such change in Bank's prime or base rate shall not affect any of the terms and conditions of this Agreement, all of which shall remain in full force and effect.

     "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dumping, leaching, or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material(s), or into or out of any Facility.

     "Reserve Percentage" means, for the purposes of computing the Adjusted LIBOR Rate, the reserve requirement imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on "Eurocurrency liabilities" (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such interest Period, but subject to any amendments of such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition,

LIBOR Loans shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D.

     "Return on Average Assets" means Cole Taylor's ratio of (i) net income after taxes but before extraordinary items to (ii) total assets, all as determined in accordance with GAAP.

     "Revolving Credit Commitment" shall have the meaning assigned to such term in Paragraph 2.1 hereof.

     "Revolving Credit Maturity Date" means February 12, 1998.

     "Revolving Credit Termination Date" means the earlier to occur of (i) the Revolving Credit Maturity Date or (ii) the Early Termination Date.

     "Revolving Loan" means and includes all Loans made under the Revolving Credit Commitment.

     "Revolving Note" means that certain Revolving Note of even date herewith in the original aggregate maximum principal amount of Five Million Dollars ($5,000,000), as the same may be amended, modified or supplemented from time to time, and together with any renewals thereof or exchanges or substitutes therefor.

     "Safekeeping Agreement" means that certain Safekeeping Agreement of even date herewith between Borrower and Bank.

     "Stock" means all shares, interests, participation or other equivalents, however designated, of or in a corporation, bank, limited liability corporation, partnership or other entity, whether or not voting, including but not limited to common stock, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

     "Subordinated Debt" means, as of any date, the amount of Debt which is subordinated in right to payment to Borrower's Liabilities on terms reasonably satisfactory to the Bank in each particular case.

     "Subsidiary" means any corporation of which a Person owns, directly or indirectly through one or more intermediaries, more than 50% of the voting stock at the time of determination.

         "Term Loan Commitment" shall have the meaning assigned to such term in Paragraph 2.2 hereof.

         "Term Loan" means and includes all Loans made under the Term Loan Commitment, unless the context in which such term is used shall otherwise require.

         "Term Loan Maturity Date" means February 12, 2002.

         "Term Loan Termination Date" means the earlier to occur of the (i) Term Loan Maturity Date or (ii) Early Termination Date.

         "Term Note" means that certain Term Note of even date herewith made payable by Borrower in favor of Bank in the original aggregate principal amount of Twenty-Five Million Dollars ($25,000,000), as the same may be amended, modified or supplemented from time to time, and together with any renewals thereof or exchanges or substitutes therefor.

         "Termination Date" means the later to occur of the (i) Revolving Credit Termination Date and (ii) the Term Loan Termination Date.

         "Transactions" means the transactions contemplated by that certain Amended and Restated Share Exchange Agreement dated as of June 12, 1996, among Cole Taylor Financial Group, Inc. and various shareholders of the Borrower.

     1.2 Certain UCC and Accounting Terms. Except as otherwise defined in this Agreement or the Other Agreements, all words, terms and/or phrases used herein and therein shall be defined by the applicable definition therefor (if any) in the Uniform Commercial Code as adopted by the State of Illinois. Notwithstanding the foregoing, any accounting terms used in this Agreement which are not specifically defined herein shall have the meaning customarily given to them in accordance with GAAP. All financing computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP as consistently applied.

     2.   LOANS: BANK'S COMMITMENTS AND BORROWING PROCEDURES

     2.1 Revolving Credit Commitment. On the terms and subject to the conditions set forth in this Agreement, Bank agrees to make revolving credit available to Borrower from time to time prior to the Revolving Credit Termination Date in such aggregate amounts as Borrower may from time to time request but in no event exceeding Five Million Dollars ($5,000,000) (the "Revolving Credit Commitment"). The Revolving Credit Commitment shall be available to Borrower by means of Revolving Loans, it being understood that Revolving Loans may be repaid and used again during the period from the date hereof to and including the Revolving Credit Termination Date, at which time the Revolving Credit Commitment shall expire.

     2.2 Term Loan Commitment. On the terms and subject to the conditions set forth in this Agreement, Bank agrees to make the Term Loan to Borrower in the aggregate principal amount of Twenty-Five Million Dollars ($25,000,000) (the "Term Loan Commitment"). The Term Loan shall be funded in one drawing. Amounts borrowed in respect of the Term Loan and repaid may not be reborrowed; provided LIBOR Loans consisting of Term Loans may be continued as LIBOR Loans or converted into Base Rate Loans pursuant to Paragraph 4.3 hereof.

     2.3 Borrowing Procedures under the Commitment. Borrower shall give Bank irrevocable telephonic notice (with prompt written confirmation), written notice or telecopied notice by no later than 11:00 a.m., Chicago time, on the date it requests to make a Base Rate Loan hereunder. Each such notice shall be effective upon receipt by Bank and shall specify the date the Loan shall be funded by Bank (which shall be a Business Day) and the amount of such Loan. Borrower shall give Bank irrevocable telephonic notice (which notice shall be promptly confirmed in writing) no later than 10:00 a.m., Chicago time, two (2) Business Days prior to the date that it requests Bank to make a LIBOR Loan hereunder or to effect a conversion from a Base Rate Loan to a LIBOR Loan, including a reborrowing as provided in Paragraph 4.3. Each such notice shall be effective upon receipt by Bank, and shall specify the date of such Loan (which shall be a Business Day), the amount of such Loan, and the Interest Period applicable thereto. Borrower agrees that Bank may rely on any notice given by any person it reasonably believes to be an Authorized Officer without the necessity of independent investigation. Each borrowing shall be on a Business Day. Each borrowing shall be funded by Bank by 2:00 p.m., Chicago time, on the applicable Business Day determined above.

     2.4 All Loans to Constitute One Obligation. The Loans shall constitute one general obligation of Borrower.

     2.5 Use of Proceeds. The proceeds of the Term Loan shall be used by Borrower primarily to infuse additional capital into Cole Taylor to comply with the minimum capital requirements of any applicable banking laws or regulations or any requirements of any regulatory agencies and any funds not so used shall be applied to expenses for the Transactions or for general working capital purposes. The proceeds of the Revolving Loans will be used for general working capital purposes.

                   3. LOANS: NOTES EVIDENCING LOANS; SECURITY

     3.1 Revolving Note. The Revolving Loans made by Bank under the Revolving Credit Commitment shall be evidenced by the Revolving Note substantially in the form set forth in Exhibit 3.1, with appropriate insertions, dated the date hereof (or such other date prior thereto as shall be satisfactory to Bank), payable to the order of Bank in the maximum aggregate principal amount of Five Million Dollars ($5,000,000). The unpaid principal amount of the Revolving Loan shall bear interest and be due and payable as provided in this Agreement and the Revolving Note. Payments to be made by Borrower under the Revolving Note shall be made at the time, in the amounts and upon the terms set forth herein and therein.

     3.2 Term Note. The Term Loan made by Bank under the Term Loan Commitment shall be evidenced by the Term Note substantially in the form set forth in
Exhibit 3.2, with appropriate insertions, dated the date hereof (or such other date prior thereto as shall be satisfactory to Bank), payable to the order of Bank in the aggregate principal amount of Twenty-Five Million Dollars ($25,000,000). The unpaid principal amount of the Term Loan shall bear interest and be due and payable as provided in this Agreement and the Term Note. Payments to be made by Borrower under the Term Note shall be made at the time, in the amounts and upon the terms set forth herein and therein.

     3.3 Recordation. The type, date and amount of each Loan made by Bank, the interest rate, and the date and amount of each repayment of principal received by Bank shall be recorded by Bank in its records. The aggregate unpaid principal amount so recorded shall be prima facia evidence of the principal amount owing and unpaid on the Revolving Note and the Term Note. The failure to so record any such amount or any error in so recording any such amount shall not limit or otherwise affect the obligations of Borrower hereunder or under the Revolving Note and the Term Note to repay the principal amount of the Loans together with all interest accrued thereon.

     3.4 Security Interest in Stock of Cole Taylor. In the circumstances described in the Safekeeping Agreement, Borrower agrees that it shall immediately pledge, assign, transfer, deliver and set over to Bank pursuant and subject to the Safekeeping Agreement and the Pledge Agreement, all of Borrower's right, title and interest in and to, and grant Bank a first-priority Lien on and security interest in, all of the Stock of Cole Taylor, to be retained subject to the terms of such agreements by Bank.

                     4.  LOANS: AMOUNTS; INTEREST; BALANCES

     4.1  Applicable Borrowing Amounts; Interest Rates; Default Rate

          (a) Borrower hereby promises to pay interest on the unpaid principal amount of each Revolving Loan that is a Base Rate Loan at a rate per annum equal to the Base Rate from time to time in effect for the period commencing on the date of such Loan until such Base Rate Loan is (A) converted to a LIBOR Loan pursuant to Paragraph 4.3 hereof, or (B) paid in full. Borrower hereby promises to pay interest on the unpaid principal amount of the Term Loan that is a Base Rate Loan at a rate per annum equal to the Base Rate from time to time in effect for the period commencing on the date of such Loan until such Base Rate Loan is (i) converted to a LIBOR Loan pursuant to Paragraph 4.3 hereof or (ii) paid in full. Accrued interest on the outstanding principal amount of Loans shall be payable (i) quarterly in arrears on the last Business Day of each calendar quarter in the case of a Base Rate Loan or a Fixed Rate Loan, (ii) on the last day of the Interest Period therefor in the case of a LIBOR Loan, (iii) upon conversion of any Loan into a LIBOR Loan (such amount of accrued interest then coming due to be calculated based on the principal amount of the Loan so converted) and (iv) upon the Revolving Credit Termination Date (in the case of a Revolving Loan) and the Term Loan Maturity Date (in the case of a Term Loan), which payments shall commence with the last Business Day of February, 1997 in the case of a Base Rate Loan or a Fixed Rate Loan. After the Revolving Credit Termination Date (in the case of a Revolving Loan) and the Term Loan Maturity Date (in the case of a Term Loan) or Conversion Date covered in (ii) above, as applicable, accrued interest on such Loans shall be payable on demand.

               (b) Each LIBOR Loan shall be in a minimum amount of $1,000,000 or such greater amount which is an integral multiple of $100,000 and shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such LIBOR Loan is effected by conversion or continued until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the LIBOR Margin plus the Adjusted LIBOR Rate, with such interest payable in accordance with Paragraph 4.1(a) above.

               (c) Notwithstanding the provisions of Paragraph 4.1(a) above, prior to the occurrence of a Default or Event of Default, Borrower may elect to convert the rate of interest on all or any portion of the outstanding principal amount of the Term Loan to the Fixed Rate (the "Fixed Rate Election"); provided, however, that prior to the effectiveness of a Fixed Rate Election, the following shall occur: (i) all LIBOR Loans in respect of the portion of the principal amount of the Term Loan subject to the Fixed Rate Election shall have been converted into a Base Rate Loan and (ii) all unpaid interest on the outstanding principal amount of the portion of the principal amount of the Term Loan subject to the Fixed Rate Election shall be paid in full at a rate per annum equal to the Average Yield.

               (d) If an Event of Default shall have occurred and be continuing hereunder, the Loans shall bear interest from the date of such Event of Default, payable on demand, at a rate per annum (the "Default Rate") equal to the sum of two percent (2%) plus the applicable interest rate from time to time in effect (computed on the basis of a 360 day year and actual days elapsed).

          4.2 Computation of Interest. Interest on each Loan shall be computed for the actual number of days elapsed on the basis of a 360-day year. The interest rate applicable to each Base Rate Loan shall change simultaneously with each change in such Base Rate. Upon conversion of less than all the aggregate principal amount of

Base Rate Loans outstanding at any one time to a LIBOR Loan, interest on the remaining principal amount of Base Rate Loans outstanding after such conversion shall be calculated assuming such LIBOR Loan replaced a corresponding amount of Base Rate Loans bearing interest at the Base Rate applicable thereto immediately prior to such conversion such that the remaining principal amount of Base Rate Loans outstanding after such conversion shall bear interest at the Base Rate which would have been applicable to such Base Rate Loans had no such conversion been effected.

     4.3 Conversion and Reborrowing of Loans.

          (a) Provided that no Event of Default has occurred and is continuing, Base Rate Loans may, subject to Paragraphs 2.3 and 4.1(b) hereof, at any time be converted by Borrower to LIBOR Loans, which LIBOR Loans shall mature and become due and payable on the last day of the Interest Period applicable thereto. Provided that no Event of Default has occurred and is continuing, Borrower shall have the right, subject to the terms and conditions of this Agreement, to reborrow through a new LIBOR Loan in whole or in part, subject to Paragraph 4.1(b), any LIBOR Loan from any current Interest Period into a subsequent Interest Period, provided that Borrower shall give Bank notice of the reborrowing of any such LIBOR Loan as provided in Paragraph 2.3 hereof.

          (b) In the event that (i) Borrower fails to give notice pursuant to Paragraph 2.3 hereof of the reborrowing of any LIBOR Loan or fails to specify the Interest Period applicable to such reborrowing or (ii) an Event of Default has occurred and is continuing at the time any such LIBOR Loan is to be reborrowed hereunder, then such LIBOR Loan shall be automatically reborrowed as a Base Rate Loan, subject to Paragraphs 4.1(c) (in the case of subpart (ii) of this Paragraph 4.3(b)) and 8.3 hereof if an Event of Default has occurred and is continuing, whichever is applicable, unless the relevant LIBOR Loan is paid in full on the last day of the then applicable Interest Period.

          (c) Notwithstanding anything continued herein to the contrary, Borrower may not have outstanding at any one time more than (i) three (3) LIBOR Loans in respect of the Revolving Credit Commitment and (ii) five (5) LIBOR Loans in respect of the Term Loan Commitment.

     4.4 Change of Law. Notwithstanding any other provisions of this Agreement or the Notes, if at any time Bank shall determine in good faith that any change in applicable law or regulation or in the interpretation thereof makes it unlawful or impossible for Bank to effect a conversion of a Base Rate Loan into a LIBOR Loan or to continue to maintain any LIBOR Loan, Bank shall promptly give notice thereof to Borrower, and the obligation of Bank to effect by conversion or continue such LIBOR Loan under this Agreement shall terminate until it is no longer unlawful or impossible for Bank to effect by conversion or maintain such LIBOR Loan. Upon the receipt of such notice, Borrower may elect to either (i) pay or prepay, as the case may be, the outstanding principal amount of any such LIBOR Loan, together with all interest accrued thereon and all other amounts payable to Bank under this Agreement, or (ii) convert the principal amount of such affected LIBOR Loan to a Base Rate Loan available hereunder, subject to the terms and conditions of this Agreement.

     4.5 Unavailability of Deposits or Inability to Ascertain the LIBOR Rate of Adjusted LIBOR Rate. Notwithstanding any other provision of this Agreement or the Notes to the contrary, if prior to the commencement of any Interest Period Bank shall determine in good faith (i) that deposits in the amount of any LIBOR Loan scheduled to be outstanding are not available to Bank in the relevant market or (ii) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR rate or Adjusted LIBOR Rate, then Bank shall promptly give notice thereof to Borrower, and the obligation of Bank to effect by conversion or continue any such LIBOR Loan in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by Borrower shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining the LIBOR rate or Adjusted LIBOR Rate, as the case may be. Upon the giving of such notice, Borrower may elect to either (i) pay or prepay, as the case may be, the outstanding principal amount of any such LIBOR Loan, together with all interest accrued thereon and all other amounts payable to the Bank under this Agreement or (ii) convert the principal amount of such affected LIBOR Loan to a Base Rate Loan available hereunder, subject to all the terms and conditions of this Agreement.

     4.6  Yield Protection, Etc.

          (a) Increased Costs. If (x) Regulation D of the Board of Governors of the Federal Reserve System, or (y) the adoption of any applicable law, treaty, rule, regulation or guideline, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank or its lending branch with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency,

               (i) shall subject Bank, its lending branch or any Loan to any tax, duty, change, stamp tax, fee, deduction, withholding or other charge in respect of this Agreement, any Loan, the Notes or the obligation of Bank to make or maintain any Loan, or shall change the basis of taxation of payments to Bank of the principal of or interest on any Loan or any other amounts due under this Agreement in respect of any Loan or its obligation to make or maintain any Loan (except for changes in the rate of tax on the overall net income of Bank imposed by the federal, state or local jurisdiction in which Bank's principal executive office or its lending branch is located);

          (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank; or

          (iii) shall impose on Bank any penalty with respect to the foregoing or any other condition affecting this Agreement, any Loan, the Notes or the obligation of Bank to make or maintain any Loan;

and the result of any of the foregoing is to increase the cost to (or to impose a cost on) Bank of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by Bank under this Agreement or under the Notes with respect thereto, then Bank shall notify Borrower after it receives final notice of any of the foregoing and, within forty-five (45) days after demand by Bank (which demand shall be accompanied by a statement setting forth in reasonable detail with calculations the basis of such demand), Borrower shall pay directly to Bank for such additional amount or amounts as will compensate Bank for such increased cost or such reduction.

In the event that an additional payment is made under Paragraph 4.6(a)(i) for the account of Bank and Bank, in its good faith judgment, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding given rise to such payment, Bank shall, to the extent that it determines that it can do so without prejudice to the retention of such amount or such credit, relief, remission or repayment, pay to Borrower such amount as Bank shall, in its good faith judgment, have determined to be attributable to such deduction or withholding and to leave Bank (after such payment and net of related expenses) in no worse position than it would have been in if Borrower had not been required to make such deduction or withholding.

     (b) Capital Adequacy. If either (i) the introduction of or any change in or change in the interpretation of any law or regulation or (ii) compliance by Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by Bank or any corporation controlling Bank and Bank determines that the amount of such capital is increased solely by or solely based upon the existence of Bank's Commitment and other commitments of this type, then, upon demand by Bank, Borrower shall immediately pay to Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate Bank in the light of such circumstances, to the extent that Bank reasonably determines such increase in capital to be allocable to the existence of Bank's commitment to lend hereunder; provided such demand shall be accompanied by a summary in reasonable detail with calculations showing the bases therefor.

4.7 Funding Indemnity. In the event Bank shall incur any loss, cost or expense (including, without limitation, any loss of profit and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Bank to fund or maintain any LIBOR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to Bank) as a result of:

          (a) any payment of a LIBOR Loan on a date other than the last day of the then applicable Interest Period;

          (b) any failure by Borrower to effect by conversion or continue any LIBOR Loan on the date specified in the notice given pursuant to Paragraph 2.3 hereof;

          (c) any failure by Borrower to make any payment of principal or interest when due on any LIBOR Loan, whether at stated maturity, by acceleration or otherwise; or

          (d) the occurrence of any Event of Default;

then, upon the demand by Bank, Borrower shall pay to the applicable Bank such amount as will reimburse Bank for such loss, cost or expense. If Bank makes such a claim for compensation under this Paragraph 4.7, Bank shall provide to Borrower a certificate setting forth the amount of such loss, cost or expense in reasonable detail with calculations and such certificate shall be conclusive and binding on Borrower as to the amount thereof except in the case of manifest error.

     4.8 Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary other than Paragraph 4.7, Bank shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner each sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if Bank had actually funded and maintained each LIBOR Loan during each Interest Period for such LIBOR Loan through the purchase of deposits in the London Interbank Market having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Adjusted LIBOR Rate for such Interest Period.

     4.9 Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or the Other Agreements, Borrower shall not be required to pay, and Bank shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the Other Agreements, then in such event: (a) the provisions of this Paragraph shall govern and control; (b) Borrower shall not be obligated to pay any excess Interest; (c) any Excess Interest Bank may have received hereunder shall be, at Bank's option, (i) applied as a credit against the outstanding principal balance of Borrower's Liabilities or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (ii) refunded to the payor thereof, or (iii) any combination of the foregoing; (d) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Agreement and the Other Agreements shall be deemed to have been and shall be reformed and modified to reflect such reduction; and (e) Borrower shall not have any action against Bank for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Borrower's Liabilities is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable no such Borrower's Liabilities shall remain a the Maximum Rate until Bank shall have received the amount of interest which Bank would have received during such period on such Borrower's Liabilities had the rate of interest not been limited to the Maximum Rate during such period.


                            5. LOANS: GENERAL TERMS

     5.1 Payments to Bank. That portion of Borrower's Liabilities consisting of; (a) principal payable on account of the Loans made by Bank to Borrower pursuant to this Agreement shall be payable by Borrower to Bank (i) as provided in the Revolving Note in respect of the Revolving Loans and (ii) as provided in the Term Note in respect of the Term Loan; (b) costs, fees and expenses payable pursuant to this Agreement shall be payable by Borrower on demand; (c) interest payable pursuant to this Agreement shall be payable by Borrower for account of Bank as provided in Paragraph 4.1; and (d) the balance of Borrower's Liabilities, if any, shall be payable by Borrower as and when provided in this Agreement or the Other Agreements.

     5.2 Application of Payment. Borrower shall, at the time of making each payment under this Agreement or any Note (whether by account debit or otherwise), specify to the Bank the Loan or other amounts payable by Borrower hereunder to which such payment is to be applied (and in the event that it fails to so specify, or if an Event of Default has occurred and is continuing, Bank may distribute such payment in such manner as it may determine to be appropriate).

     5.3 Conditions Precedent Events. Each Loan made by the Bank to Borrower, other than a conversion from a LIBOR Loan to a Base Rate Loan, at the request of Borrower pursuant to this Agreement or their Other Agreements shall in any event be subject to the following conditions precedent; (a) there shall not then exist an Event of Default (as hereinafter defined) or any event or condition which with notice, lapse of time and/or the making of such Loan would constitute an Event of Default; (b) the representations, warranties and covenants of Borrower contained in this Agreement shall be true and correct in all material respects as of the date of such Loan with the same effect as though made on such date;
(c) all of the covenants and agreements
of Borrower in this Agreement, and all of the requirements of this Agreement with respect to such Loan, shall have been complied with; and (d) there shall not have occurred, since the date of this Agreement, any material adverse change in the financial condition, results of operations or business of Borrower. Each borrowing by Borrower hereunder shall be deemed a representation and warranty by Borrower that the foregoing conditions have been fulfilled as of the date of such borrowing. Bank shall have received upon request a certificate signed by an Authorized Officer of Borrower dated the date of such requested Loan certifying satisfaction of the conditions specified in clauses
(a)-(d) of this Paragraph 5.3.

          5.4 Offset. Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers' lien or counterclaim Bank may otherwise have, Bank shall be entitled at its option to offset balances held by it for account of Borrower at any of its offices, in United States Dollars or in any other currency, against any principal of or interest on any of its Loans, or any other amount payable to Bank hereunder, which is not paid when due (regardless of whether such balances are then due to Borrower).

          5.5  Credit Termination Date; Continuance of Obligations, Etc.   This
Agreement, Bank's Commitment and Borrower's ability to borrow monies from Bank shall be in effect until the Revolving Credit Termination Date or Term Loan Termination Date, as applicable. Notwithstanding the foregoing and until such date when Borrower's Liabilities shall be paid in full, Borrower's obligations hereunder and under the Other Agreements shall continue, interest shall continue to be paid in accordance with the foregoing and the Bank shall retain all of its rights and remedies under this Agreement and the Other Agreements.

          5.6 Loan Evidence. Loans made by Bank to Borrower pursuant to this Agreement may or may not (at Bank's sole and absolute discretion) be evidenced by notes or other instruments issued or made by Borrower to Bank. Where such loans are not so evidenced, such loans shall be evidenced solely by entries upon the ledgers, books, records and/or computer records of Bank maintained for that purpose, which entries shall be rebuttably presumptive evidence of such loans in the absence of manifest error.

          5.7 Over-Advances. If, at any time and for any reason, the aggregate amount of Borrower's Liabilities outstanding hereunder exceeds the limitations set forth in Paragraph 2.1 or Paragraph 2.2 (an "Over-Advance"), then Borrower shall immediately pay to Bank, in cash, the amount of such Over-Advance. If such Over-Advance remains outstanding for more than three (3) days, until such Over-Advance is so repaid to Bank, the amount of such Over-Advance shall bear interest at the applicable Default Rate.

         5.8 Prepayment. If Borrower, after a Fixed Rate Election, prepays the principal portion of the Term Loan subject to such Fixed Rate Election, in whole or in part, prior to the Termination Date, the same shall pay (i) the Make-Whole Amount (as defined below) plus (ii) one percent (1%) prior to the third (3rd) anniversary of the Closing Date and zero percent (0%) thereafter. For the purposes hereof, the "Make-Whole Amount" shall be the amount calculated as follows:

                  (i) There shall first be determined, as of the date fixed for prepayment (the "Prepayment Date"), the amount, if any, by which (A) the Fixed Rate exceeds (B) the yield to maturity percentage for the United States Treasury Note (the "Treasury Note") adjusted to constant maturities for such number of years as approximates as closely as practicable the remaining number of years from the Prepayment Date until the Term Loan Maturity Date (as determined by the Bank in its sole discretion) as published in The Wall Street Journal on the fifth business day preceding the Prepayment Date plus one hundred sixty basis points (1.60%) (the "Current Yield"). If (A) publication of The Wall Street Journal is discontinued, or (B) publication of the Treasury Note quotations in The Wall Street Journal is discontinued, Bank, in its sole discretion, shall designate another daily financial or governmental publication of national circulation to be used to determine the Current Yield;

                  (ii) The difference calculated pursuant to clause (i) above shall be multiplied by the outstanding principal balance hereof as of the Prepayment Date;

                  (iii) The product calculated pursuant to clause (ii) above shall be multiplied by the quotient, rounded to the nearest one-hundredth of one percent, obtained by dividing (A) the number of days from and including the Prepayment Date to and including the Term Loan Maturity Date, by (B) 365; and

                  (iv) The sum calculated pursuant to clause (iii) above shall be discounted at the annual rate of the Current Yield to the present value thereof as of the Prepayment Date, on the assumption that said sum would be received in equal monthly installments on each monthly anniversary of the Prepayment Date prior to the Maturity Date, with the final such installment to be deemed received on the Maturity Date:

provided that Borrowers shall not be entitled in any event to a credit against, or a reduction of, the Debt being prepaid if the Current Yield exceeds the Fixed Rate or for any other reason.

                        6. LOANS: CONDITIONS TO LENDING

     6.1 Initial Loan Conditions Precedent. In addition to those conditions set forth in Paragraph 5.3 above with respect to all Loans and advances hereunder, prior to or contemporaneously with the making of the initial advance of funds, Bank's obligation to make any Loan is subject to the satisfaction of the following conditions precedent:

          (a) Fees and Expenses. Borrower shall have paid all fees owed to Bank and reimbursed Bank for all expenses due and payable hereunder on or before the date hereof including, but not limited to, reasonable counsel fees provided for in Paragraph 9.12 hereof.

          (b) Documents. Bank shall have received the following documents, in form and substance reasonably satisfactory to Bank, and all of the transactions contemplated by each such document shall have been consummated or each condition contemplated by each such document shall have been satisfied:

               (i) Related Documents. Copies of this Agreement as required by Bank and one copy of the Revolving Note and the Term Note conforming to the requirements hereof duly executed by Borrower.

               (ii)   Legal Opinion.  The legal opinion of counsel to Borrower.

               (iii) Officer's Certificate. A certificate executed by the President of Borrower stating that (A) no Event of Default of event which, but for the giving of notice or lapse of time or both, would be an Event of Default (each such event, a "Default") has occurred and is continuing, (B) the representations, warranties and covenants of Borrower contained herein are true and correct, and (C) all of the covenants, conditions and agreements of Borrower in this Agreement, and all of the requirements of this Agreement shall have been complied with.

               (iv) Insurance Policies. Certificates from Borrower's insurance carriers evidencing that all insurance policies and coverage required by Paragraph 7.2(h) below are in effect.

               (v) Certificate of Incorporation and Bylaws. A copy of Borrower's Certificate or Articles of Incorporation, and all amendments, certified by the Secretary of State of its jurisdiction of incorporation, and a copy of Borrower's Bylaws certified by the Secretary of Borrower.

          (vi) Good Standing Certificate. A Good Standing Certificate for Borrower from its jurisdiction of incorporation and each state in which Borrower is required to be qualified to transact business as a foreign corporation.

          (vii) Regulatory Certificate. Regulatory certificate from the Federal Reserve indicating that Borrower is a registered bank holding company that was duly organized and registered and is validly existing and has filed all reports required by the Federal Reserve.

          (viii) Affiliate Regulatory Certificate. Certificate from the OBRE that Cole Taylor is an Illinois banking corporation in good standing and authorized to transact the business of banking dated as of a date not earlier than ten (10) business days prior to the date hereof.

          (ix) Affiliate Charter Documents. A copy of the charter of Cole Taylor certified to be true and correct by the OBRE.

          (x) Board Resolutions. Certified copies of resolutions of the Board of Directors of Borrower authorizing the execution and delivery of and the consummation of the transactions contemplated by this Agreement and the Other Agreements and all other documents or instruments to be executed and delivered in conjunction herewith and therewith on behalf of Borrower.

          (xi) Incumbency Certificate. A certificate of the Secretary of an Assistant Secretary of Borrower certifying the names of the officer or officers of Borrower authorized to sign this Agreement and the Other Agreements on behalf of Borrower together with a sample of the true signature of each such officer.

          (xii) Other Documents. Such other documents as Bank may reasonably request.

          (xiii) Disbursement Instructions. Written instructions executed by an Authorized Officer as to the disbursement of the initial advances of funds hereunder.

     (c) Consummation of Split Off Transaction. The transactions contemplated by that certain Amended and Restated Share Exchange Agreement dated as of June 12, 1996 (the "Exchange Agreement") among Cole Taylor Financial Group, Inc. and certain members of the Taylor family listed therein shall close simultaneously with this Agreement and 100% of the Stock of Cole Taylor shall simultaneously with this Agreement be owned, directly and beneficially, by Borrower.

          7. REPRESENTATIONS AND WARRANTIES; COVENANTS;
                INDEMNIFICATION; CONTINUING OBLIGATION

     7.1 Representations And Warranties Of Borrower. Borrower hereby represents and warrants to the Bank as of the date hereof and, with respect to subsections (a) through (e) and subsections (g) through (ee) below, the date of disbursement of each Loan or advance hereunder, as follows:

          (a) Corporate Existence, Authority And Capitalization.

              (i) Borrower is a corporation registered as a bank holding company under the BHCA. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing under the laws of each state in which the ownership of its properties and the nature and extent of the activities transacted by it makes such qualification necessary except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

             (ii) Borrower has all requisite corporate power and authority to conduct its activities as presently conducted, to own its properties and to perform its obligations under this Agreement.

            (iii) The authorized and issued capital stock of Borrower, pursuant to Borrower's Certificate or Articles of Incorporation and By-Laws, as of the Closing Date, consists of 7,000,000 shares of common stock, $.01 par value per share, 4,500,000 of which shares are validly issued and outstanding and fully paid and non-assessable and 3,000,000 shares of preferred stock, $.01 par value per share, 1,530,000 of which shares are validly issued and outstanding and fully paid and non-assessable. As of the Closing Date, no other shares of Borrower's Stock are authorized, issued or outstanding. As of the Closing Date, the ownership of the Stock of Borrower is as set forth on Exhibit 7.1(a)(iii). Borrower is not subject to any obligation, option, warrant, put or call right (contingent or otherwise) to repurchase, issue, acquire or retire any of its Stock nor are there any agreements between any parties with respect to the voting or transfer of Borrower's Stock. Borrower has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of its Stock.


          (b) Corporate Existence And Capitalization Of Cole Taylor. Cole Taylor is an Illinois state banking corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, with deposit accounts federally insured by the Federal Deposit Insurance Corporation, and has the requisite power and authority, corporate or otherwise, to conduct its business as now conducted and as proposed to be conducted while this Agreement is in effect. The authorized capital stock of Cole Taylor consists of 1,500,000 shares of capital stock, $10 par value per share, 1,500,000 of which shares are validly issued and outstanding and fully paid and non-assessable (except as provided by state banking law). Borrower is the beneficial and record owner of 100% of the issued and outstanding Stock of Cole Taylor, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, and there are no options, warrants or rights outstanding to acquire any capital stock of Cole Taylor and no Person has any other right to purchase or acquire any unissued shares of Cole Taylor, nor does Cole Taylor have any obligation of any nature with respect to its unissued shares of capital stock. Such Stock owned by Borrower represents 100% of the voting power of Cole Taylor.

          (c) Authorization; No Conflict. The execution, delivery and performance by Borrower of this Agreement and the Other Agreements to which it is a party are within Borrower's corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) Borrower's Certificate or Articles of Incorporation or Bylaws or (ii) any law or any contractual restriction binding on or affecting Borrower, or its respective properties, and do not result in or require the creation of any Lien (except as may be created under this Agreement or the Other Agreements) upon or with respect to any of its properties except for which consent has been obtained and remains effective.

          (d) No Approval. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Borrower of this Agreement or any Other Agreement to which Borrower is a party except for which the same has been obtained and remains effective.

          (e) Validity and Binding Nature. This Agreement is, and the Other Agreements to which Borrower is a party when delivered hereunder will be, legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights, generally.

          (f)  Financial Statements and Condition.

               (i) Borrower has delivered to Bank a pro forma opening balance sheet as of September 30, 1996. The pro forma balance sheet fairly presents on a pro forma basis the financial condition of the Borrower as of September 30, 1996, on a consolidated basis, after giving effect to the consummation of the Exchange Agreement and acquisition by Borrower of the Stock of Cole Taylor including, without limitation, all material fees and expenses incurred in connection therewith. All pro forma information with respect to the Borrower included in the pro forma balance sheet or otherwise provided by Cole Taylor has been derived from financial statements and information prepared on the basis of accounting consistent with GAAP and with accounting principles currently used by Borrower and all material assumptions on which such pro forma information was based are disclosed therein. The pro forma balance sheet has been prepared in good faith and represents the good faith opinion of the Borrower as to the assets and liabilities of Borrower at such date after giving effect to the acquisition of Cole Taylor. The portion of such pro forma balance sheet involving Cole Taylor has been prepared in accordance with the rules and regulations of the OBRE.

          (ii) Borrower has delivered to Bank copies of audited financial statements as of and for the year ended December 31, 1995, and interim financials as of the nine month period ended September 30, 1996 for Cole Taylor. All of these financial statements are complete and correct, are in accordance with the respective books of account and records of Cole Taylor have been prepared in accordance with GAAP applied on a basis consistent with prior periods and the rules and regulations of the OBRE and fairly present the financial condition of Cole Taylor and its respective assets and liabilities and the results of its operations as of such date. Since September 30, 1996, there has been no material adverse change in the respective financial condition, business, properties and operations of Cole Taylor.


          (iii) Borrower has delivered to Bank copies of Form FFIEC 032 filed by Cole Taylor for the periods ended June 30, 1996, September 30, 1996 and the year ended December 31, 1995 and copies of Form FRY-9 filed by Cole Taylor Financial Group, Inc. and the most recent Form
     10-K and Form 10-Q filings of Cole Taylor Financial Group, Inc. for the periods ended June 30, 1996, September 30, 1996 and for the year ended December 31, 1995. All of these reports are complete and correct, are in accordance with the respective books of account and records of Cole
     Taylor, and have been prepared in accordance with applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately present the financial condition of Cole Taylor and its respective assets and liabilities and the results of their operations as at such date.

          (g) Litigation. There is no pending or, to the knowledge of Borrower, threatened action, suit, inquiry, investigation, or proceeding affecting, directly or indirectly, Borrower, its Subsidiaries or their respective properties before any court, governmental agency or arbitrator, which, in any case, (i) could reasonably be expected to have a Material Adverse Effect, (ii) seeks to restrain the transactions contemplated herein, or (iii) would affect the validity or enforceability of this Agreement or the Other Agreements. Neither Borrower nor any Subsidiary is currently operating under any restriction (other than restrictions of general application to bank holding companies or Illinois banking corporations, as applicable) imposed by any bank regulatory authority having jurisdiction over Borrower or any Subsidiary.

     (h) Securities Transaction. No proceeds of any Loan or advance made by Bank to Borrower hereunder will be used to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934 as amended.

     (i) Regulation U. Neither Borrower nor its Subsidiaries are engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan or advance made by Bank to Borrower hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

     (j) ERISA Termination Event and Funding. No ERISA Termination Event has occurred nor is expected to occur with respect to any Plan and all Plans, to the extent governed by ERISA, meet the minimum funding standards of Section 302 of ERISA.

     (k) Withdrawal Liability and Reportable Events. Neither Borrower nor any ERISA Affiliate has incurred, or expects to incur, any withdrawal liability under Section 4201 of ERISA to any Multiemployer Plan. No Reportable Event (as defined in ERISA) has occurred with respect to any Plan.

     (l) Taxes. Borrower and each of its Subsidiaries have filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes that Borrower or a Subsidiary is contesting in good faith by appropriate legal proceedings and proper reserves therefor have been established on the respective books of Borrower or such Subsidiary. Each of Borrower and its Subsidiaries have withheld amounts from its employees, shareholders or holders of public deposit accounts in full and complete compliance with the tax withholding provisions of applicable federal, state and local laws and each has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been made within the time period required by law.

     (m) Liens. There are no Liens upon or with respect to any of the properties of Borrower or any right to receive revenues of Borrower or any of its Subsidiaries other than Permitted Liens.

     (n) Conflicts. Neither Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument (including corporate charters) which is likely to have a Material Adverse Effect.

     (o) Environmental Matters. To the best of Borrower's knowledge after diligent inquiry:

          (i) the operations of Borrower and each of its Subsidiaries (including, without limitation, all operations and conditions at or in the Facilities) comply with all Environmental Laws in all material respects; and

          (ii) no Hazardous Materials are stored or otherwise located on any Facility owned, leased or operated by Borrower, and no part of such Facility, including the groundwater located thereon or thereunder, is contaminated by any Hazardous Materials.

     (p) Investment Company Act. Neither Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

     (q) Compliance with Laws. Borrower and its Subsidiaries are in compliance with all laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities and regulatory authorities binding upon or affecting the business, operation or assets of Borrower and such Subsidiaries except where non-compliance therewith could not reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiary has received any notice or other information indicating that subsidiary is not an "insured depository institution" as defined in 12 U.S.C. 1813.

     (r) Other Agreements. Borrower makes each of the representations and warranties contained in the Other Agreements to which Borrower is a party operative and applicable for the benefit of the Bank as if the same were set forth at length herein.

     (s) Regulatory Reporting. Borrower and its Subsidiaries have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that they were each required to file with the Federal Reserve and the OBRE and any other governmental agency or authority with jurisdiction over Borrower or its Subsidiaries and each of such reports, notices and other statements, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. Cole

Taylor has complied in all material respects with all laws and regulations relating to the extension of credit.

          (t) Affiliate Transactions. Neither Borrower nor its Subsidiaries are a party to any transactions or agreements with any of Borrower's other Affiliates; it being understood the foregoing shall not prohibit transactions between Borrower and its Subsidiaries or between Borrowers' Subsidiaries, provided such transactions or agreements shall be arms' length transactions on terms no more favorable than would be applicable in a third party transaction.

          (u) Affiliates and Subsidiaries. Except as disclosed on Exhibit 7.1(u), Borrower has no Affiliates or Subsidiaries.

          (v) Labor. As of the Closing Date, none of the employees of Borrower or its subsidiaries are subject to any collective bargaining agreement. There are no strikes, work stoppages, election or decertification petitions or proceedings, unfair labor charges, equal employment opportunity proceedings, wage payment or material unemployment compensation proceedings, material worker's compensation proceedings or other material labor or employee-related controversies pending or threatened involving Borrower and any of its employees.

          (w) Solvency. Borrower has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is solvent and able to pay its debts as they mature. No transfer of property is being made and no Debt is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Borrower, its Subsidiaries or any Affiliate.

          (x) Loan Loss Reserve. The reserves for possible loan and lease losses shown on the financial statements and reports for Borrower and its Subsidiaries described in the financial statements specified in Paragraph 7.1(f) are adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding, as of the date of such statement, and Borrower and its Subsidiaries have no reason to believe that the loan portfolios of its Subsidiaries at such date will incur losses in excess of such reserves.

          (y) Title. Borrower has good, indefeasible and merchantable title to and ownership of its assets, free and clear of all Liens, claims, security interests and other encumbrances, except for Permitted Liens.

          (z) Debt. As of the date of this Agreement, Borrower has no Debt except for the Permitted Debt.

          (aa) Insurance.     Borrower and its Subsidiaries are adequately
insured under its policies of insurance currently in effect, no notice of cancellation has been received with respect to such policies and Borrower and its Subsidiaries are in compliance with all conditions contained in such policies.

          (bb) Absence of Default. No event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of Borrower or its Subsidiaries, the right to accelerate the maturity of any Debt of Borrower or its Subsidiaries having a principal amount, individually or in the aggregate in excess of $50,000. Neither Borrower nor any Subsidiary is in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could reasonably be expected to have a Material Adverse Effect.

          (cc) No Burdensome Agreements. Neither Borrower nor any Subsidiary or Affiliate is a party to any agreement, instrument or undertaking or subject to any other restriction, (i) which presently has a Material Adverse Effect, or
(ii) under or pursuant to which Borrower or any Subsidiary or Affiliate is or will be required to place (or under which any other person may place) a Lien upon any of its properties securing indebtedness either upon demand or upon the happening of a condition, with or without such demand.

          (dd) Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of Borrower to Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other factual information (taken as a whole) hereafter furnished by or on behalf of Borrower to Bank will be, true and accurate in every material respect on the date as of which such information is dated or certified, and Borrower has not omitted and will not omit any material fact necessary to prevent such information from being false or misleading.

     7.2  Affirmative Covenants.   At all times prior to the Termination Date
and thereafter for so long as any amounts are due or owing to the Bank hereunder, Borrower hereby covenants that it will, and cause its Subsidiaries to, unless the Bank otherwise consents in writing:

          (a)  Existence, Etc.     Do or cause to be done all things necessary
to preserve and keep in full force and effect Borrower's and each Subsidiary's corporate existence in good standing in their respective jurisdictions of incorporation and in each other jurisdiction where the failure to be in good standing could reasonably be expected to have a Material Adverse Effect.

          (b) Compliance with Laws, Etc. Comply, and cause each Subsidiary to comply, with all applicable present and future laws, rules, ordinances, regulations and orders including, without limitation, laws, rules, ordinances, regulations and orders regarding the operation and maintenance of Borrower's and each Subsidiary's respective business including, without limitation, the BHCA, the Illinois Banking Act and the Federal Deposit Insurance Act.

          (c) Payment of Taxes and Other Claims. Pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all Charges levied or imposed upon Borrower and each Subsidiary or upon the income, profits or property of Borrower and each Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon the property of Borrower or any Subsidiary; provided, however, that Borrower or any Subsidiary shall not be required to pay or discharge or cause to be paid or discharged any such Charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings to the extent adequate reserves have been established on the books of Borrower or any Subsidiary, as the case may be.

          (d) Reporting Requirements. Keep true books of record and account in which full, true and correct entries in accordance with GAAP consistently applied will be made of all dealings or transactions in relation to its business and activities, and shall furnish to the Bank:

               (i) within ninety (90) days after the close of each fiscal year of Borrower, consolidated audited financial statements for Borrower and its Subsidiaries, including a balance sheet and related profit and loss statement, prepared in accordance with GAAP consistently applied throughout the periods reflected therein by independent certified public accountants acceptable to Bank, who shall give their opinion with respect thereto subject only to such qualifications which are reasonably acceptable to Bank and including Borrower-only financial statements prepared in accordance with GAAP consistently applied throughout the periods reflected therein for the same fiscal year as the annual audited financials;

               (ii) within forty-five (45) days after the close of each quarter of each fiscal year of Borrower (other than the last fiscal quarter of each fiscal year), consolidated financial statements for Borrower and its Subsidiaries, including a balance sheet and related profit and loss statement, prepared in accordance with GAAP consistently applied throughout the period reflected therein;

               (iii) within forty-five (45) days after the close of each quarter of each fiscal year of Borrower, or within such further time as Bank may permit, copies of the Form FFIEC 032 as filed by Cole Taylor with federal bank regulatory agencies, and as soon as available, but in any event not more than forty-five (45) days after the close of each quarter of each fiscal year of Borrower, or within such further time as Bank may permit, a copy of Form Y-9 filed by Borrower with the Federal Reserve;

          (iv) concurrently with the delivery of the financial statements required by subsection (i) above, Borrower shall deliver to Bank (a) a certificate of the accountants who performed the audit in connection with such statements (1) containing a computation of, and showing compliance with the financial covenants and restrictions set forth in Paragraph 7.2(i) of this Agreement; (2) stating that in making the audit necessary to the issuance of a report on such financial statements, they have obtained no knowledge that any Event of Default or event which, with notice or a lapse of time or both, would constitute an Event of Default, as it relates to accounting matters, has occurred and is continuing or, if such accountants have obtained knowledge of an Event of Default or such event, specifying the nature and period of existence thereof and (b) a certificate of Borrower executed by the President or Chief Financial Officer of Borrower stating whether any Event of Default, or Default, currently exists and is continuing and what activities, if any, Borrower is taking or proposing to take with respect thereto;

          (v) concurrently with the delivery of the financial statements referred to in Paragraphs (i) and (ii), a compliance certificate duly completed and executed by both the Chairman of the Board or President and the Chief Financial Officer of Borrower (a) stating that Borrower has observed and performed all of its covenants and other agreements and satisfied every condition, contained in this Agreement, the Term Note, the Revolving Note and all Other Agreements to which Borrower is a party to be observed, performed or satisfied by it and that such officer has no knowledge of any Event of Default except as specified in such certificate, (b) stating that, to the best of such officer's knowledge, all such financial statements are complete and correct in all respects and have been prepared in accordance with GAAP consistently applied throughout the periods reflected therein, and (c) showing calculations of compliance with the financial covenants set forth in Paragraph 7.2(i).

          (vi) as soon as possible and in any event within ten (10) days after the occurrence of an Event of Default or Default, the statement of an Authorized Officer of Borrower setting forth details of such Event of Default or Default and the action which Borrower has taken or proposes to take to cure the same;

          (vii) (A) as soon as possible and in any event (i) within thirty (30) days after Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Termination Event described in clause (i) of the definition of

     ERISA Termination Event with respect to any Plan has occurred and (ii) within ten (10) days after Borrower or any ERISA Affiliate knows or has reason to know that any other ERISA Termination Event with respect to any Plan has occurred, a statement of the Chief Financial Officer (or designee) of Borrower describing such ERISA Termination Event and the action, if any, which Borrower, or any such ERISA Affiliate proposes to take with respect thereto;

                    (B) promptly and in any event within two (2) Business Days after receipt thereof by Borrower or any ERISA Affiliate from the PBGC, copies of each notice received of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan; and

                    (C) promptly and in any event within ten (10) Business Days after receipt thereof by Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;

               (viii) promptly after notice to Borrower of the commencement thereof, notice, in writing, of any action, suit, arbitration or other proceeding instituted, commenced or threatened in writing against or affecting Borrower with an amount in controversy in excess of $100,000;

               (ix) if requested by Bank, Borrower's federal, state and local tax returns as soon as said returns are completed in the form said returns will be filed with the Internal Revenue Service and any state or local department of revenue or taxing authority;

               (x) promptly upon their becoming available, copies of (A) all registration statements and regular periodic reports which Borrower shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange and (B) all financial statements, reports and proxy statements so mailed; and

               (xi) such other information respecting the condition or operations, financial or otherwise, of Borrower or any Affiliate as the Bank may from time to time reasonably request.

          (e) Loan Loss Reserves. Cole Taylor shall maintain a reserve for possible loan losses which is adequate in all respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding and which contains an additional amount of unallocated reserves for unanticipated future losses at a level consistent with administrative policies approved by the Board of Directors of Cole Taylor.

              (f) Visitation Rights. At any time or times during regular business hours, permit Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of and visit and inspect the properties of Borrower, all as Bank shall reasonably request, and to discuss the affairs, finances and accounts with Borrower's officers or directors; provided, however, that prior to the occurrence of an Event of Default, no more than one (1) such visit shall be made by Bank in any calendar year. In furtherance and not in limitation of the foregoing, Borrower agrees to bear all expenses of any visitation made by Bank for the purposes set forth in this Paragraph 7.2(f).

              (g)    Environmental Disclosure and Inspection.

                     (i) Exercise due diligence in order to comply in all material respects with all Environmental Laws.

                     (ii) Promptly advise Bank in writing and in reasonable detail of (i) any Release of any Hazardous Materials required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (ii) any and all written communications with respect to Environmental Claims or any Release of Hazardous Material required to be reported to any federal, state or local governmental or regulatory agency, (iii) any remedial action taken by Borrower or any other person in response to (1) any Hazardous Material on, under or about any Facility, the existence of which is reasonably likely to give rise to an Environmental Claim, or (2) any Environmental Claim that could have a material adverse effect on Borrower or any Affiliate, (iv) Borrower's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use there of under any Environmental Laws, and (v) any request for information from any governmental agency indicating that such agency has initiated an investigation as to whether Borrower or any Affiliate may be potentially responsible for a Release or threatened Release of Hazardous Materials, in each case where the amount in dispute or controversy could reasonably be expected to exceed $100,000.

                     (iii) At is own expense, provide copies of such documents or information as Bank may reasonably request in relation to any matters disclosed pursuant to this Paragraph 7.2(g).

                     (iv) Promptly take any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation, Release or threatened Release of any Hazardous Materials on, under or about any Facility in order to comply in all material respects with all applicable Environmental Laws and Governmental Authorizations. In the event Borrower or any Affiliate undertakes any remedial action with respect to any Hazardous Material on, under or about any Facility, Borrower or such Affiliate shall conduct and complete such remedial action in compliance with all applicable Environmental Laws and in accordance with the policies, orders and directives of all federal, state and local governmental authorities.

          (h)  Insurance.

               (i) At its sole cost and expense, keep and maintain business interruption insurance and public liability and property damage insurance relating to its business and properties. All such policies of insurance shall be in form and with insurers recognized as adequate by prudent business persons and all such policies shall be in amounts reasonably satisfactory to Bank. Borrower shall deliver to Bank the original (or certified) copy of each policy of insurance, or a certificate of insurance, and evidence of payment of all premiums for each such policy on or prior to the date of this Agreement. Such policies shall: (A) contain a lender's loss payable clause naming Bank, for the benefit of Bank, as loss payee and additional insured as its interest may appear; and (B) provide that the insurance companies will give Bank at least thirty (30) days written notice before any such policy or policies of insurance shall be altered or cancelled.

               (ii) In the event Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then Bank after giving (5) days' prior notice to Borrower, without waiving or releasing any obligation or Event of Default by Borrower hereunder, may at any time or times thereafter (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premium and take any other action with respect thereto which Bank deems advisable. All sums so disbursed by Bank, including reasonable attorneys fees, court costs, expenses and other charges relating thereto, shall be part of Borrower's Liabilities, payable by Borrower to Bank on demand.

          (i) Financial Covenants. Borrower warrants and represents to and covenants with the Bank that it shall cause Cole Taylor to:

               (i) Maintain applicable regulatory ratios at or above the "Well Capitalized" level at all times as determined by the Federal Reserve in accordance with 12 C.F.R. Section 208 or any successor thereof.

               (ii) Maintain Capital, at all times, of not less than $110.0 million.

          (iii) Maintain a Return on Average Assets, at all times, of at least
     (A) one-half of one percent (0.50%) from the Closing Date to December 31, 1997; (B) six-tenths of one percent (0.60%) from January 1, 1998 until December 31, 1998; and (C) seven-tenths of one percent (0.70%) from January 1, 1999 through the Termination Date, in each case calculated in accordance with GAAP.

          (iv) Maintain a ratio of (a) Non-Performing Assets to (b) Capital (plus the amount of the Allowance for Loan and Lease Losses) not exceeding twenty-five percent (25%) at any time.

          (v) Maintain ratio of (a) Allowance for Loan and Lease Losses to (b) Non-Performing Loans of not less than 1:1, at any time, determined in accordance with GAAP.

     Borrower further agrees to maintain a ratio of (a) Debt to (b) shareholder's equity (as determined in accordance with GAAP) not exceeding thirty percent (30%) at any time. Notwithstanding anything contained herein to the contrary, all of the financial covenants contained in this Paragraph 7.2(i) shall be measured as of the end of each calendar quarter.

     7.3 Negative Covenants. Prior to the Term Loan Termination Date and thereafter for so long as any amount is due or owing to the Bank hereunder, unless the Bank shall otherwise consent in writing, Borrower shall not:

          (a) Liens, Etc. Create or suffer to exist, any Lien, other charge, pledge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its assets or properties including, but not limited to, the Stock of Cole Taylor, whether now owned or hereafter acquired, or assign any right to receive income, except for Permitted Liens.

          (b) Maintain Existence, Merger, Etc. (i) dissolve or liquidate or amend or modify its Articles or Certificate of Incorporation, as applicable, or the Charter, of any Affiliate or Subsidiary; or (ii) convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) any assets (whether now owned or hereafter acquired) to any Person except in the ordinary course of business; or (iii) together with one or more Affiliates convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of Borrower and such Affiliates (whether now owned or hereafter acquired) to any Person; or
(iv) purchase, lease or otherwise acquire all or substantially all of the assets or properties of, or acquire any capital stock, equity interests, debt or other securities of any Person, or enter into any joint venture or become a partner in any partnership; (v) engage in any transaction out of the ordinary course of business; or (vi) merge or consolidate with any Person.

         (c) Transfer of Stock. Sell, pledge, transfer, assign or otherwise dispose of, nor permit any stockholder of Borrower to sell, pledge, transfer, assign or otherwise dispose of, to any person or entity, or group of persons or entities acting in concert, directly or indirectly, in one transaction or a series of transactions, any shares of the outstanding Stock of Borrower or any Subsidiary or Affiliate.

         (d) Debt. Incur, create, assume, become or be liable in any manner with respect to or permit to exist, any Debt, obligations or indebtedness, except for Permitted Debt.

         (e) Loans. Make or permit to exist loans to any other Person. Nothing in the Paragraph 7.3(e) shall prohibit Cole Taylor from making loans, advances or other extensions of credit in the ordinary course of its banking business upon substantially the same terms as may at the time be customary in the banking business, which loans, advances, or other extensions of credit may (but need not) be secured by capital stock or other security of any third party. Furthermore, nothing in this Paragraph 7.3(e) shall prohibit Cole Taylor from acquiring capital stock or other security from any third party by foreclosure or otherwise, provided such capital stock or other security is acquired in the ordinary course of Cole Taylor's banking business when collecting a debt previously contracted in good faith.

         (f) Guaranties. Guaranty, endorse or otherwise in any way directly, indirectly or contingently become liable for the obligations or liabilities of any other Person, except endorsements of negotiable instruments for collection in the ordinary course of business, except for guaranties of the obligations of CT Mortgage Company and its Subsidiaries under sales of loan pools.

         (g) Stock and Dividends.

                  (i) Redeem, retire, purchase or otherwise acquire, directly or indirectly, any Stock of Borrower or other evidence of ownership interest, or declare or pay dividends upon any Stock of Borrower or make any distribution of Borrower's property or assets, except for (a) if no Event of Default exists or would result therefrom, dividend payments on common and preferred stock issued prior to the date hereof or concurrent with the consummation of the Transactions in accordance with Borrower's Certificate or Articles of Incorporation, including, without limitation, the Borrower's 9% Non-Cumulative Perpetual Preferred Stock, Series A, (b) redemptions of Stock from retiring employees, or (c) redemptions of Stock from former employees or their estates in connection with Borrower's Employee Stock Ownership Plan or other employee benefit plans.

               (ii) Authorize or issue any Stock of Borrower or any Subsidiary or Affiliate thereof, except for such Stock authorized, issued or outstanding on the date hereof

          (h) Transactions with Affiliates or Insiders. Enter into, or be a party to, any transaction with any Affiliate or stockholder of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms which are fully disclosed to Bank and are no less favorable to Borrower than would obtain in a comparable arm's length transaction with a Person not an Affiliate or stockholder of Borrower.

               (i) Safe and Sound Banking Practices. Engage in, or permit any Affiliate to engage in, any unsafe or unsound banking practices.


                                   8. DEFAULT

      8.1 Events of Default. The occurrence of any one of the following events shall constitute a default ("Event of Default") By Borrower under this
Agreement: (a) if Borrower fails or neglects to perform, keep or observe any covenant or agreement contained in this Agreement or in the Other Agreements which is required to be performed, kept or observed by Borrower and such failure continues for thirty (30) days after notice thereof from Bank; (b) any representation or warranty made by Borrower herein or in any Other Agreement is breached or is false or misleading in any material respect, or any exhibit, schedule, certificate, financial statement, report, notice or other writing furnished by Borrower or any of its partners, shareholders, directors, officers, employees, or agents to any Bank is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; (c) if Borrower fails to pay Borrower's Liabilities when due and payable or declared due and payable; (d) if any of Borrower's assets are attached, seized, subjected to a writ or distress warrant or is levied upon, or comes within the possession of any receiver, trustee, custodian assignee for the benefit of creditors and the same is not terminated or dismissed within thirty (30) days thereafter; (e) if a petition under any section or chapter of the Bankruptcy Reform Act of 1978, as amended, or any similar law or regulation shall be filed by Borrower or if Borrower shall make an assignment for the benefit of its creditors or if any case or proceeding is filed by Borrower for its dissolution or liquidation; (f) if Borrower is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs or if a petition under any section or chapter of the Bankruptcy Reform Act of 1978, as amended, or any similar law or regulation is filed against Borrower or if any case or proceeding is filed against Borrower for its dissolution or liquidation and such injunction, restraint or petition is not dismissed or stayed within forty-five (45) days after the entry or filing thereof; (g) if an application is made by Borrower for the appointment of a receiver, trustee or custodian for any of Borrower's assets; (h) if an application is made by any Person other than Borrower for the appointment of a receiver, trustee or custodian for the assets of Borrower and the same is not dismissed within forty-five (45) days after the application therefor; (i) if a notice of lien, levy, or assessment is filed of record with respect to all or any of the assets of Borrower by the United States or any department, agency or instrumentality thereof or by any state, county, municipal or other governmental agency, including without limitation the PBGC, or if any taxes or debts owing at any time or times thereafter to any one of them becomes a lien or encumbrance upon any of the assets of Borrower and the same is not released within forty-five (45) days after the same becomes a lien or encumbrance; (j) if Borrower becomes insolvent or is unable generally to pay its debts as they become due; (k) if Borrower is in default in the payment of Debt in an amount in excess of $100,000; (l) the appointment of a conservator for all or any portion of the assets of Borrower; or (m) the occurrence of a material breach, a default or an event of default by Borrower under any of the Other Agreements after any cure period applicable to any such breach, default or event of default has expired.

      8.2 Cumulative Remedies. All of the Bank, and Bank's rights and remedies under this Agreement and the Other Agreements are cumulative and non-exclusive.

      8.3 Acceleration and Termination of Loans. Upon the occurrence and during the continuance of an Event of Default, (a) upon notice by any Bank to Borrower, Borrower's Liabilities shall be immediately due and payable, unless there shall have occurred an Event of Default under subparagraphs 8.1(d), (e), (f), (g),
(h), (i), (j), or (l), in which case Borrower's Liabilities shall automatically become due and payable without notice or demand, and (b) without notice by any Bank to or demand by any Bank of Borrower, the Bank shall have no further obligation to and may then forthwith cease advancing monies or extending credit to or for the benefit of Borrower under this Agreement and the Other Agreements.

      8.4 Rights of Creditor. Upon an Event of Default, Bank, in its sole and absolute discretion, may exercise any one or more of the rights and remedies accruing (a) under applicable law upon default by a debtor, (b) under any instrument or (c) under any document or agreement. Nothing contained herein shall interfere with Bank's right under law to set-off the balances of any deposit accounts maintained by Borrower with Bank against Borrower's Liabilities.

      8.5 Injunctive Relief. Borrower recognizes that in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement or the Other Agreements, no remedy of law will provide adequate relief to Bank, and agrees that Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages or the posting of bond, surety or other security.

                                   9. GENERAL

     9.1 Payment Application Date. Any check, draft, or similar item of payment by or for the account of Borrower delivered to Bank on account of Borrower's Liabilities shall be applied by Bank on account of Borrower's Liabilities on the date final settlement thereof is reflected by irrevocable credit to Bank.

     9.2 Statement of Account. Each statement of account by Bank delivered to Borrower relating to Borrower's Liabilities shall be presumed correct and accurate, absent manifest error, and shall constitute an account stated between Borrower and Bank unless, within ninety (90) days after Borrower's receipt of said statement, Borrower delivers to Bank, by registered or certified mail addressed to Bank at its Address for Notices specified on the signature pages hereto, written objection thereto specifying the error or errors, if any, contained in any such statement.

     9.3 Manner of Application; Waiver of Setoff Prohibition. Upon the occurrence and during the continuance of an Event of Default, Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of Borrower's Liabilities and Borrower agrees that Bank shall have the right, in its absolute and sole discretion, to apply and re-apply any and all such payments in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records. Borrower further waives any right under or benefit of any law that would restrict or limit the right or ability of Bank to obtain payment of Borrower's Liabilities, including any law that would restrict or limit Bank in the exercise of its right to appropriate any indebtedness owing from Bank to Borrower and any deposits or other property of Borrower in the possession or control of Bank and apply the same toward or setoff the same against the payment of Borrower's Liabilities.

     9.4 Survival of Representations and Warranties. Borrower covenants, warrants and represents to Bank that all representations and warranties of Borrower contained in this Agreement and the Other Agreements shall be true at the time of Borrower's execution of this Agreement and the Other Agreements and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

     9.5  Integration; Amendment; Assignment; Participation.

          (a) This Agreement and the Other Agreements constitute the entire agreement and understanding between the parties relating to the subject matter hereof and supersede all prior agreements, whether oral or written, including without limitation, that certain Commitment Letter dated October 17, 1996. This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by Borrower and Bank, and no provision of this

Agreement may be waived except with the consent in writing of Bank in accordance with Paragraph 9.6 below.

          (b) Bank shall have the right to assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Commitment, the Loans and the Other Agreements). Upon any such assignment, (i) the assignee shall become a party hereto and, to the extent of such assignment, have all rights and obligations of Bank hereunder and under the Other Agreements and (ii) Bank shall, to the extent of such assignment, relinquish its rights and be released from its obligations hereunder and under the Other Agreements. Borrower hereby agrees to execute and deliver such documents, and to take such other actions, as Bank may reasonably request to accomplish the foregoing.

          (c) In addition to the assignments permitted in subsection (b) of this Paragraph 9.5, Bank and any assignee pursuant to subsection (b) above shall have the right to grant participations to one or more banks or other financial institutions in or to any Loan hereunder (and the Other Agreements) without notice to or consent from Borrower.

     9.6 No Waiver. Bank's failure at any time or times hereafter to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Bank or Bank thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Bank of an Event of Default by Borrower under this Agreement or the Other Agreements shall not suspend, waive or affect any other Event of Default by Borrower under this Agreement or the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants or representations of Borrower contained in this Agreement or the Other Agreements and no Event of Default by Borrower under this Agreement or the Other Agreements shall be deemed to have been suspended or waived by Bank unless such suspension or waiver is by an instrument in writing by Bank specifying such suspension or waiver and given pursuant to the requirements of Paragraph 9.16 hereof.

     9.7 Severability. If any provision of this Agreement or the Other Agreements or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the Other Agreements and the application of such provision to other Persons or circumstances will not be affected thereby and the provisions of this Agreement and the Other Agreements shall be severable in any such instance.

     9.8 Successors and Assigns. This Agreement and the Other Agreements shall be binding upon and inure to the benefit of the successors and assigns of

Borrower and Bank. This provision, however, shall not be deemed to modify Paragraph 9.5 hereof.

     9.9 Conflict with Other Agreements. The provisions of the Other Agreements are incorporated in this Agreement by this reference thereto. Except as otherwise provided in the Other Agreements by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in the Other Agreements, the provision contained in this Agreement shall govern and control.

     9.10 No Impairment by Termination. Except to the extent provided to the contrary in this Agreement and in the Other Agreements, no termination or cancellation (regardless of cause or procedure) of this Agreement or the Other Agreements shall in any way affect or impair the powers, obligations, duties, rights and liabilities of Borrower or Bank in any way or respect relating to
(a) any transaction or event occurring prior to such termination or cancellation and/or (b) any of the undertakings, agreements, covenants, warranties and representations of Borrower contained in this Agreement or the Other Agreements. All such undertakings, agreements, covenants, warranties and representations shall survive such termination or cancellation.

     9.11 Waivers. Except as otherwise specifically provided in this Agreement, Borrower waives any and all notice or demand which Borrower might be entitled to receive with respect to this Agreement or the Other Agreements by virtue of any applicable statute or law and waives presentment, demand and protest and notice of presentment, protest, default, dishonor, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Bank on which Borrower may in any way be liable and hereby ratifies and confirms whatever Bank may do in this regard.

     9.12 Costs, Fees and Expenses Related to Agreement and Other Agreements. In accordance with this Agreement on or prior to the date hereof and thereafter upon demand by Bank therefor, Borrower shall pay or reimburse Bank for all costs, fees and expenses incurred by Bank, or for which Bank becomes obligated, in connection with the negotiation, preparation and consummation of this Agreement and the Other Agreements, including but not limited to, reasonable attorneys' fees, costs and expenses; search fees, costs and expenses; and all taxes (other than taxes payable on the net income of Bank) payable in connection with this Agreement or the Other Agreements. That portion of Borrower's Liabilities consisting of costs, expenses or advances to be reimbursed by Borrower to Bank pursuant to this Agreement or the Other Agreements which are not paid on or prior to the date hereof shall be payable by Borrower to Bank on demand.

     9.13 Environmental Indemnity. Borrower agrees to indemnify and save Bank, its officers, directors, employees and agents, harmless of, from and against any liability, loss, damage or expense (including reasonable attorneys' fees) to which Bank or any of such persons may become subject, arising from or based upon (a) any violation, or claim of violation, by Borrower of any laws, regulations or ordinances relating to Hazardous Materials, or (b) any Hazardous Materials located or disposed of on or released or transported from any property owned, leased or operated by Borrower, or any claim of any of the foregoing.

     9.14 Release. Borrower releases Bank from any and all causes of action, claims or rights which Borrower may now or hereafter have for, or which may arise from, any loss or damage caused by or resulting from any act or omission to act on the part of Bank, its officers, agents or employees, except in each instance for willful misconduct and gross negligence.

     9.15 Governing Law. This Agreement and the Other Agreements shall be governed and controlled by the laws of the State of Illinois as to interpretation, enforcement, validity, construction, effect, choice of law, and in all other respects including, but not limited to, the legality of the interest rate and other charges.

     9.16 Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given to any party or parties (a) upon delivery to the address of the party or parties as specified in the "Address for Notices" below such party or parties' name on the signature pages hereof if delivered in person or by courier or if sent by certified or registered mail (return receipt requested), or (b) upon dispatch if transmitted by telecopy or other means of facsimile transmission and electronic confirmation of receipt, in any case to the party or parties at the telecopy numbers specified on the same, or to such other address or telecopy number as any party may hereafter designate by written notice in the aforesaid manner.

     9.17 FORUM; BANK; VENUE; JURY TRIAL WAIVER. TO INDUCE BANK TO ACCEPT THIS AGREEMENT AND THE OTHER AGREEMENTS, BORROWER, IRREVOCABLY AGREES THAT, SUBJECT TO BANK'S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER, OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT OR THE OTHER AGREEMENTS SHALL BE LITIGATED ONLY IN COURTS HAVING SITUS WITHIN CHICAGO, ILLINOIS. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY BANK IN ACCORDANCE WITH THIS PARAGRAPH. BORROWER HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH BORROWER IS A PARTY.

     9.18 Other Costs, Fees and Expenses. If at any time or times hereafter
Bank: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the Other Agreements, (ii) to represent Bank in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by Bank, Borrower, or any other Person) in any way or respect relating to this Agreement, the Other Agreements or Borrower's affairs, or (iii) to enforce any rights of Bank against Borrower or any other Person which may be obligated to Bank by virtue of this Agreement or the Other Agreements; and/or (b) attempts to or enforces any of Bank's rights or remedies under the Agreement or the Other Agreements, the reasonable costs and expenses incurred by Bank in any manner or way with respect to the foregoing, shall be part of Borrower's Liabilities, payable by Borrower to Bank on demand.

     9.19 Revival. To the extent that Bank receives any payment on account of Borrower's Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) and/or proceeds received, Borrower's Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by Bank and applied on account of Borrower's Liabilities.

     9.20 Acknowledgments.    Borrower acknowledges that (i) it has been
advised by counsel of its choice with respect to this Agreement and the transactions contemplated hereby, (ii) each of the waivers set forth herein was knowingly and voluntarily made; and (iii) the obligations of Bank hereunder, including the obligation to advance and lend funds to Borrower in accordance herewith, shall be strictly construed and shall be expressly subject to Borrower's compliance in all respects with the terms and conditions herein set forth.

     9.21 Section Headings.   Section headings used in this Agreement are for
convenience only and shall not effect the construction or interpretation of this Agreement.

     9.22 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

     9.23 Effectiveness. This Agreement shall become effective upon the execution and delivery to Bank of counterparts of this Agreement by Borrower and the Bank.

     9.24 Effectiveness. Bank shall hold all non-public information obtained pursuant to this Agreement in accordance with its customary procedures for handling confidential information of this nature and will use such information only in connection with the transactions contemplated by this Agreement, and in any event may make disclosure of any such information (i) to the extent required by law (including statute, rule, regulation or judicial process), (ii) to counsel for Bank or to their accountants, each of whom shall also be bound by the confidentiality obligations set forth herein, (iii) to bank examiners and auditors and appropriate government examining authorities, (iv) to the extent necessary or appropriate in connection with any litigation to which Bank is a party, or (v) to any permitted actual or prospective participant in or any Loan owing to or Note held by Bank; provided that each such person or entity shall undertake in writing to Bank (for the benefit of Bank and Borrower) prior to such disclosure by Bank to maintain the confidentiality of such information subject to the same terms and restrictions provided in this Paragraph 9.24 for Bank.


                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year specified at the beginning hereof.


ATTEST:                                 TAYLOR CAPITAL GROUP, INC.

/s/ J.C. Alstrin                        By: /s/ Jeffrey W. Taylor
-----------------------------               -------------------------
                    Secretary               Title:  CXM & CEO
-------------------                                ------------------

                                        Address for Notices:

                                        350 East Dundee Road
                                        Suit 300
                                        Wheeling, Illinois 60090-5766
                                        Telecopier No.: (847) 537-7627
                                        Telephone No.:  (847) 808-6297
                                        Attention: J. Christopher Alstrin


                                        LASALLE NATIONAL BANK


                                        By: /s/ Jay C. Goldner
                                            -------------------------
                                            Name: Jay C. Goldner
                                            Title: Vice President

                                        Address for Notices:

                                        LaSalle National Bank
                                        135 South LaSalle Street
                                        Chicago, Illinois 60603
                                        Telecopier No.: (312) 904-6352
                                        Telephone No.:  (312) 904-2776
                                        Attention:      Mr. Jay C. Goldner
                                                        Vice President

                                        With a copy to:

                                        Michael A. Nemeroff, Esq.
                                        Vedder, Price, Kaufman & Kammholz
                                        222 N. LaSalle Street
                                        Chicago, Illinois 60601-1003
                                        Telecopier No.: (312) 609-5005
                                        Telephone No.:  (312) 609-7500

                                LIST OF EXHIBITS





Exhibit 3.1                   Form of Revolving Note

Exhibit 3.2                   Form of Term Note

Exhibit 7.1(a)(iii)           Ownership of the Stock of Borrower

Exhibit 7.1(u)                Affiliates and Subsidiaries

                                 EXHIBIT 3.1
                                      to
                                Loan Agreement

                                REVOLVING NOTE

$5,000,000                                                     Chicago, Illinois
                                                               February 12, 1997



     FOR VALUE RECEIVED, on or before February 12, 1998 (or, if such day is not a Business Day, on the next following Business Day), the undersigned, TAYLOR CAPITAL GROUP, INC., a Delaware corporation (herein, together with its successors and assigns, called the "Borrower"), promises to pay to the order of LASALLE NATIONAL BANK, a national banking association (herein, together with its successors and assigns, called the "Bank"), the maximum principal sum of FIVE MILLION and 00/100 DOLLARS ($5,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Bank to the undersigned pursuant to that certain Loan Agreement of even date herewith between the Borrower and Bank (herein, as the same may be amended, modified or supplemented from time to time, called the "Loan Agreement") as shown in the Bank's records.

     The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at such rates and at such times as shall be determined in accordance with the provisions of the Loan Agreement. Accrued interest shall be payable on the dates specified in the Loan Agreement.

     Payments of both principal and interest are to be made in the lawful money of the United States of America in immediately available funds at the Bank's principal office at 135 South LaSalle Street, Chicago, Illinois 60603 or at such other place as may be designated by the Bank to the Borrower in writing.

     This Note is the Revolving Note referred to in, evidences indebtedness incurred under, and is subject to the terms and provisions of, the Loan Agreement. The Loan Agreement, to which reference is hereby made, sets forth said terms and provisions, including those under which this Note may or must be paid prior to its due date or may have its due date accelerated. Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

     In addition to, and not in limitation of, the foregoing and the provisions of the Loan Agreement hereinabove referred to, the Borrower further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including attorneys' fees and expenses, incurred by the holder of this Note in seeking to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

     All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

     This Note is binding upon the undersigned and its successors and assigns, and shall inure to the benefit of the Bank and its successors and assigns. This Note is made under and governed by the laws of the State of Illinois without regard to conflict of laws principles.


                                                  TAYLOR CAPITAL GROUP, INC., a
                                                  Delaware corporation



                                                  By:  _________________________
                                                  Title:  ______________________



Borrower's Address:

350 East Dundee Road
Wheeling, Illinois  60090-5766

                                  EXHIBIT 3.2
                                       to
                                 Loan Agreement


                                   TERM NOTE


$25,000,000                                                    Chicago, Illinois
                                                               February 12, 1997

     FOR VALUE RECEIVED, the undersigned, TAYLOR CAPITAL GROUP, INC., a Delaware corporation (herein, together with its successors and assigns, called the "Borrower"), promises to pay to the order of LASALLE NATIONAL BANK, a national banking association (herein, together with its successors and assigns, called the "Bank"), the principal sum of TWENTY-FIVE MILLION DOLLARS ($25,000,000), plus interest as described below, with annual principal installments of One Million Dollars ($1,000,000) due on the last Business Day of each February commencing February 28, 1999, and with a final payment of the entire principal balance outstanding hereunder due on February 12, 2002, pursuant to that certain Loan Agreement of even date herewith between the Borrower and the Bank (herein, as the same may be amended, modified or supplemented from time to time, called the "Loan Agreement").

     The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at such rates and at such times as shall be determined in accordance with the provisions of the Loan Agreement. Accrued interest shall be payable on the dates specified in the Loan Agreement.

     Payments of both principal and interest are to be made in the lawful money of the United States of America in immediately available funds at the Bank's principal office at 135 South LaSalle Street, Chicago, Illinois 60603, or at such other place as may be designated by the Bank to the Borrower in writing.

     This Note is the Term Note referred to in, evidences indebtedness incurred under, and is subject to the terms and provisions of, the Loan Agreement. The Loan Agreement, to which reference is hereby made, sets forth said terms and provisions, including those under which this Note may or must be paid prior to its due date or may have its due date accelerated. Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.

     In addition to, and not in limitation of, the foregoing and the provisions of the Loan Agreement hereinabove referred to, the Borrower further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including attorneys' fees and expenses, incurred by the holder of this Note in seeking to collect any amounts payable hereunder which are not paid when due, whether by acceleration or otherwise.

     All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Note.

     This Note is binding upon the undersigned and its successors and assigns, and shall inure to the benefit of the Bank and its successors and assigns. This Note is made under and governed by the laws of the State of Illinois without regard to conflict of laws principles.

                                             TAYLOR CAPITAL GROUP, INC., a
                                             Delaware corporation



                                             By:
                                                 --------------------------
                                             Title:
                                                    -----------------------


Borrower's Address:

350 East Dundee Road
Wheeling, Illinois  60090-5766

                              EXHIBIT 7.1(a) (iii)
                                       to
                                 Loan Agreement

                         OWNERSHIP OF STOCK OF BORROWER


1. As of the Closing Date immediately after consummation of the transactions contemplated by the Exchange Agreement, there will be 1,530,000 shares of the Borrower's 9.0% Noncumulative Perpetual Preferred Stock, Series A (the "Preferred Stock") issued and outstanding and no other preferred stock will have been issued or be outstanding.

2. The ownership of the Borrower's common stock as of the Closing Date immediately after consummation of the transactions contemplated by the Exchange Agreement, will be as set forth in the attached schedule of Security Ownership of Management and Certain Beneficial Owners (consisting of page 86 for the Prospectus, dated February 7, 1997, for the Preferred Stock).

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS


     The following table sets forth certain information regarding the Common Stock which is projected to be beneficially owned as of the Split-Off Closing by
(i) each stockholder known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all directors and executive officers of the Company as a group. Collectively, such stockholders set forth below, together with Cindy Taylor Bleil, who beneficially owns 126,880 shares constitute the "Taylor Group." Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information provided by such owners, will have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Except as set forth below, the address of each of the stockholders named below is the Company's principal executive and administrative office.

                                                                  Number of Shares          Percent of
                              Name                               Beneficially Owned       Common Stock(1)
                              ----                               ------------------       ---------------
Iris A. Taylor(2) .............................................       2,755,006                 61.2%
Sidney J. Taylor(3)(4) ........................................         685,490                 15.2
Jeffrey W. Taylor(5) ..........................................         267,850                  6.0
Bruce W. Taylor ...............................................         267,150                  5.9
Melvin E. Pearl(6) ............................................              --                   --
State Street Bank and Trust Company(7) ........................         344,024                  7.6
Taylor Family Partnership, L.P.(8) ............................         974,006                 21.6
All directors and executive officers as a group (9 persons) ...       1,220,240                 27.1

-----------
(1) Percentage of beneficial ownership is based on 4.5 million shares of Common Stock to be outstanding immediately following the Split-Off Closing.

(2) Excludes 685,490 shares beneficially owned by Iris A. Taylor's husband, Sidney J. Taylor, of which shares Iris Taylor disclaims beneficial ownership. Includes an aggregate 1,781,000 shares held by various Taylor Family Trusts, including 633,960 shares held by the Shirley Tark Grandchildren Trust dated January 20, 1978; 783,960 shares held by the Shirley Tark Great Grandchildren Trust dated January 20, 1978; 152,200 shares held by the Lillian M. Tark Trust dated October 26, 1971 and 210,880 shares held by the Annual Gift Trusts dated December 14, 1982, July 10, 1983, November 10, 1985, November 18, 1985, December 15, 1987 and August 1, 1988; over all of which Iris A. Taylor has sole voting and investment power. Also includes 974,006 shares held by the Taylor Family Partnership, L.P. (the "Taylor Family Partnership"), over which Iris Taylor has sole voting and investment power.

(3) Excludes 2,755,006 shares beneficially owned by Sidney J. Taylor's wife, Iris A. Taylor, of which shares Sidney J. Taylor disclaims beneficial ownership. Includes 626,840 shares held by various Taylor family Trusts including 547,320 shares held in the Sidney J. Taylor Trust dated September 17, 1976, over which Sidney J. Taylor has sole voting and investment power.

(4) Upon the death of the sole beneficiary of each Taylor Family Trust or all of the beneficiaries of the Trust, the trust assets will be divided among sub-trusts for the benefit of the deceased beneficiary's descendants and/or siblings. However, each trust agreement contains a "rule against perpetuities" provision which generally provides that all trust assets must be distributed outright to the current income beneficiaries of the trust twenty-one years after the date of death of the last survivor of the Grantor/Donor, and all descendants of the Grantor/Donor and all natural persons mentioned by name in the Trust agreement who were living at the date of the execution of the Agreement or the date on which the Trust agreement became irrevocable.

(5) Includes 40,000 shares held in trust for the benefit of Mr. Taylor's spouse and 700 shares held by Mr. Taylor's children.

(6) Mr. Pearl disclaims beneficial ownership of 53,600 shares which are held by the 12/17/92 Gift Trust of which Mr. Pearl serves as a Trustee. Mr. Pearl's address is c/o Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661.

(7) The address of this stockholder is 200 Newport Avenue, N. Quincy, MA 02191, State Street Bank and Trust Company holds such stock as trustee for the Profit Sharing/ESOP. See "The Split-Off Transactions -- Establishment of Profit Sharing/ESOP" and "Management -- Profit Sharing/ESOP." The number of shares for the Profit Sharing/ESOP represents the number of shares allocated to the participants' accounts under the ESOP portion of the Profit Sharing/ESOP.


(8) The address of this stockholder is c/o Katten Muchin & Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661. The General Partners of the Taylor Family Partnership are three trusts, over which Iris Taylor has sole voting and investment power. By virtue of her role as investment advisor to the trusts, Iris Taylor has sole voting and investment power over all of the shares held by the Taylor Family Partnership. The Limited Partners of the Taylor Family Partnership are Sidney Taylor, Edward McGowan, Richard Kaplan, Ronald Emanuel and Corky Elsen. See "Certain Transactions."

                                EXHIBIT 7.1 (u)
                                       to
                                 Loan Agreement

                          AFFILIATES AND SUBSIDIARIES

          Affiliates:           Cole Taylor Bank
                              CT Mortgage Company

          Subsidiaries:         Cole Taylor Bank